UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    tw telecom inc.

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10475 Park Meadows Drive

Littleton, Colorado 80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of tw telecom inc.:

We will hold the Annual Meeting of Stockholders of tw telecom inc. at the Denver Marriott South, 10345 Park Meadows Drive, Littleton, Colorado 80124, on June 3, 2010 at 9:00 a.m. MDT.

The purpose of the meeting is to:

1.	Elect six directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010;

3.	Consider a stockholder proposal regarding an advisory vote on compensation, if properly presented at the Annual Meeting; and

4.	Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 5, 2010 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

Our proxy statement and our 2009 annual report to stockholders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please register no later than May 27, 2010 by calling (303) 542-6894 or by sending an email to ir@twtelecom.com. You may also obtain directions to the site of the meeting by calling that telephone number or sending an email to that address. Each stockholder must present (i) valid picture identification, such as a driver’s license or passport, and (ii) proof of ownership, such as a copy of your proxy or voting instruction card or a copy of a brokerage or bank statement showing your share ownership as of the Record Date.

Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

We have enclosed our 2009 annual report, including our Annual Report on Form 10-K for the year ended December 31, 2009, the proxy statement and proxy card with this notice of annual meeting.

Please vote your shares via the Internet, by telephone, or by mail. The Board of Directors is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Executive Vice President—General Counsel and
Regulatory Policy, and Secretary

April 29, 2010

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

tw telecom inc.

10475 Park Meadows Drive

Littleton, Colorado 80124

Annual Meeting of Stockholders

Proxy Statement

Annual Meeting	June 3, 2010 9:00 a.m. MDT

Location	Denver Marriott South, 10345 Park Meadows Drive, Littleton, Colorado 80124

Record Date	Close of business on April 5, 2010. If you were a stockholder at that time, you may vote on the proposals contained in this proxy statement. Each share of common stock is entitled to one vote. You may not cumulate votes. On April 5, 2010, 151,675,328 shares of our common stock were outstanding.

Agenda	1. Elect six directors;

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010;

3. Consider a stockholder proposal regarding an advisory vote on compensation, if properly presented at the Annual Meeting; and

4. Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Quorum	A quorum is present if at least a majority in total voting power of our outstanding capital stock as of the record date is present in person or by proxy. The votes of stockholders who fail to vote by proxy or attend the meeting will not count toward determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Abstentions and Broker Non-Votes	Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Proxies	Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described in the enclosed proxy card) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted “for” the Board of Directors’ nominees (proposal 1), “for” proposal 2 and “against” proposal 3. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for another nominee in their discretion.

Proxies Solicited By	The Board of Directors.

First Mailing Date	We anticipate the first mailing of this proxy statement to be on or about April 29, 2010.

Solicitation Costs	We will pay the costs of soliciting proxies from stockholders.

The Board’s Voting Recommendations	The Board recommends that you vote your shares:

• “FOR” each of the nominees to the Board (Proposal No. 1);

• “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 (Proposal No. 2); and

• “AGAINST” the stockholder proposal regarding an advisory vote on compensation (Proposal No. 3).

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote your shares via the Internet, by telephone, by mail or in person at the meeting. Instructions for voting by all of these means are set forth on the proxy card which accompanies this Proxy Statement.

To vote by mail, complete and sign your proxy card—or your broker’s voting instruction card if your shares are held by your broker—and return it in the enclosed business reply envelope.

Your proxy will be voted in accordance with the instructions contained therein. Unless otherwise stated, all shares represented by your delivered proxy will be voted as noted above under “Proxies”.

Proxies will be revoked if you:

•	Deliver a signed, written revocation letter, dated later than your proxy, to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

•

Deliver a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services, either in person to 161 N. Concord Exchange, S. St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

•	Re-vote by Internet or telephone within the time periods provided on the proxy card if you voted by the Internet or by telephone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 3, 2010. This proxy statement and our 2009 annual report to security holders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software to identify visitors to the site.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Executive Summary

Proposal 1 – Election of Directors

Our Board recommends a “FOR” vote

We have nominated all six existing directors to serve another one year term. These nominees were selected based on a variety of factors including their experience, knowledge, industry expertise, diversity of perspective, judgment and strategic vision. With the exception of Larissa Herda, our Chairman, President and Chief Executive Officer (“CEO”), all nominees are independent under the NASDAQ rules. We believe all nominees are well qualified and they have been actively involved in their positions. We invite you to review their qualifications on pages 7-8. We are asking for your vote to re-elect these directors.

Proposal 2 – Ratification of appointment of Independent Registered Public Accounting Firm

Our Board recommends a “FOR” vote

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our operations and has significant experience relative to our business. We are asking for your vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

Proposal 3 – Stockholder Proposal on Advisory Vote on Executive Compensation

Our Board recommends an “AGAINST” vote

We have received a stockholder proposal regarding an advisory vote on compensation. A substantially similar proposal was submitted by the same proponent at our 2009 Annual Meeting. This proposal was opposed by our Board and received only 30% of the votes cast at our 2009 Annual Meeting. The proposal is non-binding and would not impact the compensation paid or awarded to any officer or Board member. The Board recognizes that executive compensation is a key corporate governance issue, supports dialogue with stockholders, and provides access directly to the Board through various avenues for this and other stockholder concerns. Additionally, our Chairman, a member of the Board, through our Investor Relations program, frequently reaches out and meets with investors, providing a venue for one-on-one feedback and dialogue on topics of stockholder interest. Given our existing open lines of communication, a thoughtful performance-based executive compensation program, the potential for new legislation that may include greater details and requirements for compensation, and the absence of specific, useful feedback to be gained from a yes or no vote on the compensation paid in any year as a whole, our Board recommends your vote AGAINST this proposal.

Proposal 1 – Election of Directors

Board Recommendation: Our Board recommends that you vote FOR the election of each of the nominees.

Our Board of Directors currently has six directors. Our Nominating and Governance Committee nominated the six nominees for our Board of Directors listed below. All nominees are currently members of the Board of Directors and, if re-elected, their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the Board of Directors may designate a substitute nominee and the proxy holders will vote all valid proxies for the election of the substitute nominee.

Our common stock is listed on the NASDAQ Stock Market and we are subject to NASDAQ corporate governance rules. Those rules generally require the majority of the board of directors of listed issuers to be comprised of independent directors. Our Board has determined that all nominees except for Larissa Herda, our Chairman, President and CEO, are independent under the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ Listing Rules.

The six nominees who receive the greatest number of votes cast for the election of directors will be elected as our directors. A vote withheld from a nominee in the election of directors will be excluded from the vote and will have no effect.

Our Board, as currently composed, has served since April 2007. We believe that our Board members bring a wealth of executive, capital markets, industry and strategic expertise to their positions and that our Board functions effectively as a group. Below we have noted certain individual skills and qualifications that contributed to our Nominating and Governance Committee’s nomination of the individual directors and that we believe contribute to the strong performance and effectiveness of our Board as well as the strong working relationships that have developed among the members.

Board of Directors

Larissa L. Herda (51)

Director since July 1998

Chairman

•  Chairman of the Company since June 2001.

•  President and Chief Executive Officer of the Company since June 1998.

•  Senior Vice President Sales of the Company from March 1997 to June 1998.

Ms. Herda’s day-to-day knowledge of the Company, depth of experience with investors, regulators, bankers and legislators, her overall 22 years of experience in telecommunications, along with strong leadership skills, uniquely qualify her as a Board member and Chairman. Under Ms. Herda’s direction, the Company has grown to $1.2 billion in revenue, expanded its fiber network footprint to include 75 markets, built a national IP backbone recognized by industry analysts as one of the top 10 most connected IP networks in the world, introduced comprehensive data, voice, internet and national Ethernet products and completed three acquisitions. Ms. Herda is a Director of the Federal Reserve Bank of Kansas City’s Denver Branch.

Gregory J. Attorri (51)

Director since April 2006

Chairman of Nominating and Governance Committee

Member of Audit Committee

•  Adjunct Professor with Villanova Business School and Quinnipiac University since January 2010, teaching courses in corporate governance in their MBA programs.

•  Founder, GJA Advisory Services LLC, a provider of financial advisory services since July 2009.

•  President and Chief Operating Officer of Waller Capital Corporation, a media, communications and digital information-focused investment bank, from July 2006 to March 2009.

•  Senior Managing Director and Managing Partner of Waller Capital Corporation, from February 2006 to July 2006.

•  Managing Director in media and communications investment banking for Wachovia Securities LLC from 2002 to February 2006.

Mr. Attorri has extensive knowledge of the capital markets and extensive experience in mergers and acquisitions, focused particularly on the telecommunications industry, from 20 years in investment banking, including positions with Merrill Lynch, Morgan Stanley, Wachovia Securities and Waller Capital Corporation, as well as a broad perspective on the telecommunications industry generally. These insights have been particularly valuable in discussions of our strategy and capital and liquidity needs.

Spencer B. Hays (65)

Director since April 2007; also October 1999 to September 2006

Member of Nominating and Governance Committee

•  Retired. Formerly Senior Vice President and Deputy General Counsel of Time Warner Inc., from January 2001 to March 2006.

•  Vice President and Deputy General Counsel of Time Warner Inc., since its formation in 1990.

As a senior corporate attorney with over 25 years of experience with a large public company that started our business and took us public, Mr. Hays has extensive knowledge of our history and broad experience in a wide array of issues confronting public companies, including corporate governance, executive compensation, mergers and acquisitions, finance, securities and business law, corporate compliance and problem solving in general.

Kevin W. Mooney (52)

Director since August 2005

Chairman of Audit Committee

Member of Compensation Committee

•  President, General Markets Division, Blackbaud, Inc., a leading provider of software and professional services to the not-for-profit market, since October 2009. Chief Commercial Officer of Blackbaud, Inc., from July 2008 to October 2009.

•  Chief Commercial Officer of Travelport GDS, a privately held provider of IT infrastructure and distribution services to the travel industry, from August 2007 to July 2008.

•  Chief Financial Officer of Worldspan, L.P., a privately held transaction processing firm, from March 2005 to July 2007.

•  Communications consultant from August 2003 to March 2005.

•  Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Cincinnati Bell Inc. from April 1996 to July 2003.

Mr. Mooney has extensive experience in telecommunications operations and, as a former chief financial officer of a public telecommunications company, accounting matters. His background is well suited for his position as Chairman of our Audit Committee and as our audit committee financial expert. He also brings a different perspective from his experience with a non-telecommunications enterprise organization.

Kirby G. Pickle (53)

Director since January 2007

Member of Compensation Committee

•  Chief Executive Officer of Dental Holding Corporation, a privately held international network of full service dental laboratories that provides oral restoration products to dentists, since February 2008.

•  Managing Partner, Bridge Creek Partners, LLP, a privately held consulting firm, from July 2006 to January 2008.

•  Chairman of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2005 to July 2006.

•  Vice Chairman of KMC Telecom Holdings from January 2005 to June 2005.

•  Chief Executive Officer of DSL.net, Inc., a broadband and VOIP service provider, from January 2004 to January 2005.

•  Chief Executive Officer of Velocita Corp., a telecommunications construction company, from October 2000 to January 2004.

With his experience as chief executive officer and chairman of several public companies and knowledge of a broad spectrum of industries, including the telecommunications industry, Mr. Pickle brings to our Board a combination of high-tech, telecommunications and enterprise business perspectives.

Roscoe C. Young, II (59)

Director since May 2005

Chairman of Compensation Committee

Member of Audit Committee

•  Managing Director, Laurelwood Partners, a telecommunications consulting and restructuring company, since January 2007.

•  Chief Executive Officer and Chief Operating Officer of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2001 to December 2006.

Through his experience as chief executive officer and chief operating officer of a telecommunications company, as well as his service as Vice President Network Services with Ameritech Corporation, and 33 years in the telecommunications industry, Mr. Young brings telecommunications sales and operations perspective to our Board. He has served as the chairman of our Compensation Committee for 4½ years.

Vote Required

Election of the nominees to the Board requires a plurality of the votes cast at the meeting by the holders of shares of our common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

BOARD AND GOVERNANCE INFORMATION

Governance Structure

General. The Board is responsible for the oversight of overall management and direction of our company and for establishing high level corporate policies. In addition, the Board and various committees of the Board regularly meet to receive and discuss operating, strategic and financial reports presented by senior management as well as reports by experts and other advisors. Corporate review sessions are also offered to directors to help familiarize them with our business, technology, and operations. On an annual basis, the Board reviews and approves succession plans prepared by our CEO. Our directors participate in director education programs on topics of current interest presented by our subject matter experts and advisors and attend accredited external director education programs.

Our directors are elected annually. The size of our Board is governed by our bylaws, which provide that the Board may set the number of directors by resolution. The Board has determined that our Board currently will be composed of six members.

Stockholder Nominees. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders if there is or is anticipated to be a vacancy on the Board and those nominations are submitted in writing to our corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our bylaws. A stockholder recommendation must include detailed contact information, biographical information, relevant qualifications for Board membership, information regarding any relationships between the candidate and us within the last three years and any relationships between the candidate and the stockholder, and a written indication of the candidate’s willingness to serve. The candidate must be willing to be interviewed by the Nominating and Governance Committee and to supply all additional information required for the Nominating and Governance Committee to determine whether the candidate is qualified. The Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for Board candidates, including the ability of the candidate to represent the interests of all stockholders and not serve for the purpose of advancing the interests of any particular stockholder group or other constituency. The Nominating and Governance Committee evaluates stockholder-recommended candidates using the same criteria it uses to evaluate candidates identified through other sources.

Director Qualifications and Selection Process. Our directors have a critical role in guiding our strategic direction and overseeing our management. The Nominating and Governance Committee believes that all persons nominated to serve as a director should possess the following minimum qualifications:

•	The highest personal and professional ethics and integrity,

•	Sound business judgment,

•	The absence of conflicts of interest that would impair the individual’s ability to exercise independent judgment and otherwise discharge his or her fiduciary obligations,

•	Sufficient time to devote to their responsibilities as a Board member,

•	Requisite knowledge, skills and experience to understand our business, and

•	Ability to meet NASDAQ and other requirements with respect to independence and financial literacy.

Other qualifications that we consider include:

•	Significant senior management or leadership experience, including public company experience,

•	Industry experience,

•	Strategic vision, and

•	Diversity in perspective.

We also believe that it is important for the Board to operate in a cooperative and collegial atmosphere, and the Nominating and Governance Committee will consider whether candidates will promote that value. In considering a candidate, the Nominating and Governance Committee will consider the current composition and expertise of the serving members and whether additional expertise relevant to the duties of a Board member that a candidate may possess would be beneficial. The Nominating and Governance Committee does not have a formal policy with respect to diversity but considers the diversity of perspectives contributed by Board members in the aggregate and believes that Board members should represent diverse viewpoints. Therefore, the Committee considers diversity in perspective as well as race, gender and ethnicity in evaluating candidates. The Nominating and Governance Committee assembles relevant information regarding potential nominees and designates one or more members to interview candidates who it believes meet the minimum qualifications. The Nominating and Governance Committee solicits recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including other Board members. In addition, the Committee may solicit the views of our CEO and other members of our executive team. The Committee may also engage a search firm to identify qualified candidates, but did not do so to identify any current nominees.

Meetings

The Board of Directors held eight meetings in 2009. Each director attended more than 75% of all Board meetings and meetings of committees on which such director served during 2009. Our independent directors regularly meet in executive session without our CEO present.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage our directors to attend, subject to their availability for travel at that time. All members of the Board attended the 2009 Annual Meeting.

Communication with Board of Directors

Information about our process for stockholders who wish to send a communication to the Board of Directors can be found on our Web site at www.twtelecom.com/investors/corp_gov.html.

Committees of the Board of Directors

The Audit Committee is a standing committee that oversees the following functions on behalf of the Board:

•	The quality and integrity of our financial, accounting and reporting practices and controls, and our financial statements and reports,

•	Our Code of Conduct,

•	The independent registered public accounting firm’s qualifications and independence,

•	The performance of our internal audit function and the work of our independent registered public accounting firm, and

•	Our risk management processes.

The Audit Committee also approves the engagement of our independent registered public accounting firm and the scope of their audit and pre-approves any services to be performed by them. The Audit Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Audit Committee members communicate with each other through formal meetings, telephonically, and via email. They regularly meet in executive session, both with and without our independent auditors and our Vice President, Internal Audit. The Audit Committee held eight meetings in 2009. In addition, the Audit Committee reviewed all quarterly reports on Form 10-Q, quarterly earnings releases and conference call scripts and the Annual Report on Form 10-K prior to issuance. The members are: Messrs. Mooney, who serves as Chairman, Young and Attorri. The members of the Audit Committee are independent as defined by NASDAQ rules. Our Board determined that Mr. Mooney qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Nominating and Governance Committee is a standing committee composed of Messrs. Attorri, who serves as Chairman, and Hays. The Nominating and Governance Committee’s members must be independent directors under applicable NASDAQ rules, and the Committee is composed entirely of directors who satisfy the definition of “independent” under those rules. The Nominating and Governance Committee identifies individuals qualified to become Board members, annually reviews the independence and qualification of incumbent Board members, recommends the director nominees to be considered for election by the stockholders or election by the Board to fill vacancies or newly created directorships and nominates Board committee members and chairs for approval by the full Board. The Nominating and Governance Committee also reviews the Board committee structure and oversees corporate governance matters, including policies regarding director selection criteria, Board leadership structure, Board meeting agendas, stockholder communications with the Board, Board evaluations and stockholder nominations of Board candidates. In 2007, the Committee developed a director continuing education policy that was ratified by the full Board. In 2008 it developed Guidelines for Directors that provide our directors guidance as to directors’ fiduciary duties and expected standards of conduct; and in 2009 it developed policies ratified by the full Board with respect to executive sessions and Board meeting agendas as well as the Board calendars for 2009 and 2010. The Guidelines for Directors and other policies related to the functioning of our Board are posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Nominating and Governance Committee operates under a written charter, a current copy of which is posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Nominating and Governance Committee held eight meetings in 2009.

Compensation Committee Processes and Compensation Consultant

The Compensation Committee, a standing committee, reviews and recommends to the Board of Directors the compensation and terms of employment of our named executive officers and certain other senior management personnel and the compensation of the independent directors. The Compensation Committee also approves all equity-based awards to the named executive officers and independent directors and oversees the administration of our Amended and Restated 2000 Employee

Stock Plan, our 1998 Stock Option Plan, and our 2004 Qualified Stock Purchase Plan. The Compensation Committee is composed entirely of directors who satisfy the definition of “independent” under NASDAQ rules. The Compensation Committee also makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The Compensation Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The members are independent directors Messrs. Young, who serves as Chairman, Mooney and Pickle. The Compensation Committee held eight formal meetings in 2009 and numerous informal sessions.

The Compensation Committee directly retains the services of a consulting firm, Mercer (US), Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of our executive compensation program and to provide independent insight to the Committee in the design and operation of these programs. The consultant’s primary role is to provide objective analysis, advice and information and otherwise support the Committee in the performance of its duties. The Committee requests information and recommendations from the consultant as it deems appropriate in order to assist it in structuring and evaluating our executive compensation programs, plans, and practices. The consultant reports to the Committee Chairman, who establishes the consultant’s work agenda and determines how and to what extent the consultant interacts with management in the course of its work for the Committee. During 2009, the Chairman of the Committee directed the consultant to work with selected members of our Human Resources staff to obtain the information necessary to carry out its assignments from the Committee. With respect to the CEO’s compensation, the consultant worked solely with the Compensation Committee. In 2009, the Compensation Committee requested the consultant to review and evaluate the competitiveness of the compensation program for our executive team against peer group data, assess the alignment of our compensation program with our stated philosophy to align pay with performance, provide an analysis of peer group equity practices and provide information regarding the stock ownership requirements of our peer and selected other companies in connection with the Committee’s development of new executive stock ownership guidelines. The compensation consultant also reviewed the Committee’s final 2009 compensation recommendations to the full Board for market competitiveness. With respect to independent director compensation, the Compensation Committee obtains and reviews published survey data compiled by outside sources, including Mercer, as well as proxy statement data compiled by our Human Resources staff.

Protocols included in the consultant’s engagement letter govern if and when the consultant’s advice and recommendations can be shared with management. The Committee also determines the appropriate forum for receiving consultant input. Where appropriate, management invitees are present to provide context for the recommendations. In other cases, the Committee receives the consultant’s input in executive session without management present. This approach protects the Committee’s ability to receive objective advice from the consultant to use in its independent decisions about executive compensation.

The Committee’s decisions and recommendations to the full Board regarding the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information provided by the consultant. In 2009, we paid Mercer a total of $146,354 for its services to the Compensation Committee. Mercer did not provide any services directly to us. During the fiscal year, an MMC affiliate (Marsh) provided insurance related services in the amount of approximately $290,000. Beginning in May 2010, we plan to use a different provider for most of those services. Our management made the decision to continue to use Marsh’s services without regard to the Compensation Committee’s engagement of Mercer because of a long-standing practice of using Marsh’s services for these limited purposes. Neither our Board nor our Compensation Committee approved our use of Marsh for these services because our management approved them in the ordinary course of business and the total fees were immaterial. Because of the policies and procedures Mercer and the Committee have in place, and because the Committee has sole authority to retain and terminate the executive compensation consultant, the Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s affiliates’ relationships with us. These policies and procedures include:

•	The consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer affiliates,

•	The consultant is not responsible for selling other Mercer or affiliate services to us,

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations, and

•	The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

The CEO reviews the annual performance and accomplishments of the other executive officers with the Compensation Committee at the beginning of each year and makes recommendations to the Committee regarding the appropriate base salary, payout under our short-term incentive plan and grants of equity incentives for those persons. The Committee reviews these recommendations in executive session, which may include the compensation consultant, and determines whether to approve or adjust the recommended amounts prior to submission to the full Board.

The CEO attends the portion of the January Board meeting during which the Board reviews and approves the Committee’s recommendations for the executive team compensation, but does not attend portions of the meeting during which her compensation is discussed. Prior to the January meeting, the Board meets in executive session to review all of the Committee’s recommendations.

The Compensation Committee may delegate the day-to-day administration and interpretation of our 2004 Qualified Stock Purchase Plan, our welfare benefit plans and our 401(k) Plan to committees composed of management employees. The Committee may delegate to a director, the CEO or other persons the authority to make equity-based awards under our Amended and Restated 2000 Employee Stock Plan to non-executive employees within certain limits, to construe and interpret that plan (except with respect to awards granted to named executive officers and certain other senior management employees), the authority under that plan to extend the exercise period of options held by persons other than executive officers in individual circumstances, where the CEO determines that such action is warranted and prescribe administrative rules for that plan. The CEO may further delegate her authority in this regard to another officer. The Committee has delegated this authority to the CEO, who has not currently delegated her authority further.

Board Leadership Structure

Our Board believes that our CEO is best suited to serve as Chairman because she is most familiar with our business, strategy and operations and is therefore in the best position to identify priorities for our Board, oversee the assembly of background materials and lead discussions. We also believe that combining the positions of Chairman and CEO facilitates smooth Board functioning and information flow and does not undermine the functioning of the independent majority of our Board.

Our Nominating and Governance Committee reviewed and analyzed our Board leadership structure and led a discussion with the full Board that resulted in the conclusion that neither the separation of the Chairman and CEO functions nor the appointment of a lead director would be in our best interests or the best interests of our stockholders for the following reasons:

•	The size of our Board obviates the need for a liaison between the Chairman and the independent directors to facilitate communication with the Chairman,

•	The Board members already believe that there is excellent and timely information flow and communication between the Company, its management and the Board,

•	Board members already have direct access to management to answer their questions;

•

Board agendas generally follow the topics set forth on a Board approved calendar, and all Board members review and have the opportunity to comment on, and request additions and modifications to, the agendas for every Board meeting,

•

Board members cooperatively determine agenda items for executive sessions, and discussions are led by the committee chair with jurisdiction over the subject matter to be discussed, or by the Board member who submitted the agenda item, and

•	The Board has adopted policies, some of which are described below, that effectively cover functions that a lead director would provide and make the position unnecessary.

Executive Sessions

Our Board has adopted a policy that formalized its existing practice of holding an executive session after each regularly scheduled Board meeting. In addition, any two independent directors may initiate additional executive sessions. The policy further provides that any independent director may submit agenda items for special executive sessions to the Nominating and Governance Committee for communication to all independent directors. The committee chair with jurisdiction over the subject matter to be discussed leads the discussion of the matter at executive session, and if the subject does not fall within the jurisdiction of any committee, the director submitting the agenda item leads the discussion. When appropriate, the Board designates one or more of the directors who participated in the executive session to brief the Chairman and appropriate senior management personnel on the general nature of the discussions of the Board in executive session, convey to them any requests for information or follow up action and review the executive session discussion with the absent independent directors.

Oversight of Risk Management

Our Board oversees our management of risk in several ways. Primary responsibility for risk management oversight is assigned to the Audit Committee through its charter, and issues relating to risk management are regularly included in its meeting agendas. On an annual basis, our management presents to the Audit Committee a detailed risk assessment based on enterprise risk management principles and our approach to management of those risks, based on input from various departmental leaders. The Audit Committee discusses this assessment in detail and requests follow up when appropriate. The Audit Committee regularly reports on our risk management to the full Board, and the full Board is briefed by management on risk management at least annually. Management also regularly reviews with the full Board other matters related to risk management, such as insurance coverage and business continuity planning. To the extent that new risks are identified throughout the year due to changes in the economic environment or otherwise, our management, generally our Chief Financial Officer, advises the Board between meetings of these risks and the steps we are taking to address them.

In addition, our Internal Audit department reviews the risk assessments and conducts interviews with various internal leaders in order to formulate its annual audit plan. Proposed internal audit plans and the links between identified risks and the audit topics are discussed in detail with the Audit Committee.

Our Compensation Committee oversees the management of risks associated with our executive compensation arrangements and evaluates the relationship between our compensation policies and practices and risk to assure that those policies and practices do not incent undue risk taking.

Director Compensation Table for 2009

The table below summarizes the compensation paid to our independent directors for the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)(3)	Option Awards (1)(2)(3)	All Other Compensation	Total
Gregory J. Attorri	$90,000	$279,650	$88,375	—	$458,025
Spencer B. Hays	$75,000	$279,650	$88,375	—	$443,025
Kevin W. Mooney	$100,000	$279,650	$88,375	—	$468,025
Kirby G. Pickle	$75,000	$279,650	$88,375	—	$443,025
Roscoe C. Young, II	$100,000	$279,650	$88,375	—	$468,025

(1)	Amounts in the columns “Stock Awards” and “Option Awards” reflect the aggregate grant date fair values, as computed in accordance with relevant accounting standards, for options and restricted stock awards granted pursuant to our Amended and Restated 2000 Employee Stock Plan for the year ended December 31, 2009. This methodology, as required by SEC rules, differs from the methodology used in our prior proxy statements. Assumptions used in the calculation of grant date fair values are contained in Note 8 to our consolidated financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 12, 2010. The value ultimately realized by the directors may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting, exercise and sale and whether the director is serving on our Board at that date. The vesting of these awards is described below.
(2)	We made restricted stock award grants to the independent directors on January 28, 2009 that were valued at $7.99 per share, the closing price for our common stock on the NASDAQ Stock Market on the grant date. We made stock option grants to the independent directors on January 28, 2009 with a grant date fair value of $3.54 per share and an exercise price of $7.99 per share, the closing price for our common stock on the NASDAQ Stock Market on the grant date.
(3)	As of December 31, 2009, each independent director had the following number of restricted stock awards and options outstanding:

Name	Restricted Stock Awards Outstanding	Options Outstanding
Gregory J. Attorri	41,076	106,500
Spencer B. Hays	39,325	99,000
Kevin W. Mooney	42,500	114,000
Kirby G. Pickle	40,000	101,165
Roscoe C. Young, II	42,500	50,500

We do not compensate directors who are our employees for their services as directors. Our Board determines the form and amount of independent director compensation after its review of the Compensation Committee’s recommendations. The Compensation Committee periodically consults with the compensation consultant (see “Compensation Committee Processes and Compensation Consultant”) and reviews data regarding board compensation practices of peer companies as well as national benchmarking sources such as the National Association of Corporate Directors to determine whether our Board compensation is competitive, will help us attract and retain qualified people to serve on our Board and provides appropriate incentives.

Our Compensation Committee’s philosophy regarding remuneration for our independent directors is to provide a total remuneration package that is:

•	aligned with our stockholders’ interests; and

•	market competitive.

In 2009, after two years without any changes in independent director compensation, our Compensation Committee conducted a review of our independent directors’ compensation using published survey data for companies of comparable size to ours ($1 billion to $2.5 billion in annual revenue) and peer company data adjusted to account for the aging of the data. That data indicated that the total direct compensation that we paid our independent directors was below the 50th percentile for the comparable companies. As a result, the Board, upon the recommendation of the Committee, decided to increase the independent directors’ cash compensation from $55,000 to $75,000 annually, payable on a quarterly basis, commencing in 2009. Recognizing the ever-increasing time commitment and workload of the chairmen of our Board committees, the Committee also recommended the following increases in the additional annual cash compensation for the Audit Committee Chairman from $20,000 to $25,000, for the Compensation Committee Chairman from $15,000 to $25,000 and for the Nominating and Governance Committee Chairman from $8,500 to $15,000.

The Compensation Committee also reviewed the equity component of the independent directors’ annual compensation, in light of market research showing the increased prevalence of restricted stock as opposed to options in directors’ compensation and the Committee’s desire to deliver 50% or more of the total compensation in the form of equity, and to target total direct compensation at the 50th percentile of the comparison group. Accordingly, the Committee recommended, and the Board determined, that quarterly compensatory grants of stock options would be discontinued, and the independent directors would receive an increase in annual grants of restricted stock granted at the first Board meeting of each year from 2,500 shares to 10,000 shares, commencing on January 28, 2009. The restricted stock grants will vest 75% on the anniversary date of the grant and the balance will vest upon the departure of the independent director from the Board, provided that the director has served a term of one year or greater from the date of each grant. If the director’s departure date is less than one year from the date of any restricted stock grant, the restricted stock will be forfeited. This deferred vesting provision operates as a stock ownership requirement for independent directors equal to 25% of their annual restricted stock grants. Any new independent director elected or appointed to the Board after the annual restricted stock grant is made would receive a prorated grant for that year. The cash compensation for independent directors and the annual restricted stock grant amounts were unchanged for 2010.

In addition to reviewing and adjusting the annual compensation program for independent directors, in 2009 the Compensation Committee reviewed the unvested values of previously granted option and restricted stock awards to the independent directors. In order to provide additional retention incentives to our valued Board members in a competitive environment, the Compensation Committee recommended to the Board that we make one-time supplemental grants of options to purchase 25,000 shares of our common stock and 25,000 shares of restricted stock to each director. Grants of the same number of options and restricted stock would be used in the future to attract new Board members when needed. The Committee intends to consider supplemental grants in the future only when the circumstances warrant such grants. The supplemental options and restricted stock both vest in three equal installments on the anniversary dates of the grants provided that the director is still serving on our Board on the vesting date. We reimburse our independent directors for their reasonable expenses for each Board of Directors or committee meeting they attend in person.

Executive Officers

Name and Age	Principal Occupation and Other Information
Larissa L. Herda (51)	Chairman since June 2001. President and Chief Executive Officer since June 1998. Senior Vice President, Sales from March 1997 to June 1998.

Mark A. Peters (49)

Executive Vice President and Chief Financial Officer since January 2007.

Senior Vice President and Chief Financial Officer from April 2005 to January 2007.

Senior Vice President, Treasurer and Acting Chief Financial Officer from November 2004 to April 2005.

Vice President, Treasurer from July 1998 to November 2004.

Paul B. Jones (63)

Executive Vice President, General Counsel and Regulatory Policy and Secretary since January 2007.

Senior Vice President, General Counsel and Regulatory Policy and Secretary from August 1998 to January 2007.

John T. Blount (51)	Chief Operating Officer since June 2005. Executive Vice President, Field Operations from October 2000 to June 2005. Senior Vice President, Sales from June 1998 to October 2000.

Jill R. Stuart (55)	Senior Vice President, Accounting and Finance and Chief Accounting Officer since November 2004. Vice President, Accounting and Finance and Chief Accounting Officer from July 1998 to November 2004.

Audit Committee Report

The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors and selects and oversees the Company’s independent registered public accounting firm. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and the standards of the PCAOB. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, and has received from and discussed with the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Committee concerning independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also met with the Company’s senior financial and accounting personnel and the Company’s independent registered public accounting firm prior to the filing of the Company’s 2009 Annual Report on Form 10-K to review the application and disclosure of the Company’s critical accounting policies.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Committee has reviewed the performance of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, and has approved, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

Members of the Audit Committee,

Kevin W. Mooney, Chairman

Roscoe C. Young, II

Gregory J. Attorri

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Board Recommendation: Our Board recommends that you vote FOR ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

We ask that you approve the following resolution on the appointment of our independent registered public accounting firm:

RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our predecessor, Time Warner Telecom LLC, and prior to that time, audited our accounts as a division of Time Warner Entertainment Company, L.P. The Audit Committee of the Board of Directors approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010. We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, respond to appropriate questions, and be given an opportunity to speak.

Audit, Audit-Related, Tax and All Other Fees

The following is a description of the fees billed to us by Ernst & Young LLP for the years ended December 31, 2008 and 2009.

	Year Ended December 31,
	2008	2009
Audit fees	$470,050	$442,600
Audit related fees	—	—
Tax fees	37,277	69,737
All other fees	—	—

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to review and pre-approve audit-related and permissible non-audit services to be performed by our independent registered public accounting firm and associated fees between Audit Committee meetings if the full committee is not available to provide such review and approval. The Chairman promptly reports any decisions to pre-approve audit-related and non-audit services and fees to the full Audit Committee. All of the fees shown above for 2008 and 2009 were approved in advance by or on behalf of the Audit Committee. The tax fees in 2009 were incurred for work in connection with our analysis and planning related to the potential impact of Section 382 of the Internal Revenue Code on our use of our net operating losses for income tax purposes and the administration of the Rights Plan that we adopted to protect those losses against limitation under Section 382; and the tax fees incurred in 2008 were primarily for analysis of the potential impact of Section 382.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority in voting power of all outstanding shares of common stock entitled to vote that are present in person or by proxy and are voted on the matter at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Proposal No. 3 – Stockholder Proposal Regarding Advisory Vote on Compensation

Gerald Armstrong, 910 Sixteenth Street, No. 412, Denver, CO 80202-2917, a beneficial owner of 12,500 shares of our common stock, has advised us that he intends to submit the proposal set forth in italics below at the Annual Meeting.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated below under the Company’s Statement in Opposition to Stockholder Proposal Regarding Advisory Vote on Compensation.

RESOLUTION: “That the shareholders of tw telecom inc. request its Board of Directors to adopt a policy that provides shareholders the opportunity at each annual meeting to vote on an advisory resolution, prepared by management, to ratify the compensation of named executive officers listed in the proxy statement’s Summary Compensation Table and compensation awarded to members of the Board of Directors as disclosed in the proxy statement.

The proposal submitted to shareholders should clearly state that the vote is non-binding and would not affect any compensation paid or awarded to any named-executive officer or board members.”

STATEMENT: “As a shareholder, I am concerned about the levels of compensation afforded our top management and members of the board of directors, who are to be independent, when earnings are insufficient to pay dividends to shareholders.

The following table summarizes increases in the compensation to our executives:

	2008	2007	2006	2003
Larissa Herda	$5,266,053	$5,289,312	$3,921,351	$1,265,000
Mark Peters	2,321,324	2,023,477	1,192,127	NL
John Blount	3,113,875	2,866,214	2,419,254	572,125
Paul Jones	1,291,168	1,252,857	1,241,680	540,125
Jill Stuart	1,096,821	958,481	661,047	NL

Compensation paid board members is reported as:

	2008	2007
Gregory Attorri	$372,089	$438,184
Spencer Hays	334,943	308,927
* Kevin Mooney	230,975	333,231
* Kirby Pickle	342,838	411,779
* Roscoe Young	195,022	299,146

*	members of Compensation Committee

In the thirty-five pages of discussion on compensation in the proxy statement, it lists “Mercer (US), Inc.” as independent compensation consultants hired by the board to review the compensation of executives and its own compensation. Whose sniff test for independence does this pass?

As noted by former CEO Jerry Levin of Time Warner, “I think it is time to relook at exactly how CEO’s are paid.” He blasted compensation consultants for making salary decisions based on “another CEO who may not be worth the $10,000,000. he or she is getting.” The proxy statement discusses the consultant’s role in relying upon compensation of peers.

Golden parachutes, golden coffins (death benefits) in the millions, are not included and as noted in corporate reports “Named executive officers receive additional compensation in the amount of premiums, grossed up for taxes.” (emphasis added)

The “telecom” industry has been known for excessive compensation and a great deal of wrong-doing. Several telecom executives have faced fines and prison terms.

Nell Minow of the Corporate Library has stated: “If the board can’t get the executive compensation right, it’s been shown it won’t get anything else right either.”

Could this include the “Poison Pill” adopted in 2009 which could possible deny shareholders a beneficial takeover or purchase of tw telecom?

The proponent believes that “enough is enough” and that at tw telecom inc. “enough has become too much” and would like to vote on the issue. If you agree, please vote “FOR” this proposal.

The Company’s Statement in Opposition to Stockholder Proposal Regarding Advisory Vote On Compensation

Our Board recommends a vote AGAINST the proposal.

Our Board recognizes that executive compensation is a key corporate governance issue and has carefully considered the proposal. While the Board generally supports enhancing the dialogue between stockholders and the Board, the Board does not believe that it is in the best interests of our stockholders to provide for an advisory vote on executive compensation and recommends a vote against this proposal for the following reasons.

Our Board has put in place a thoughtful, performance-based executive compensation and retention program. Our executive compensation program emphasizes the retention of key executives and the practice of appropriately rewarding key executives for positive results. The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation program and is in the best position to analyze the efficacy and appropriateness of our compensation practices. The Committee regularly engages an outside compensation consultant to thoroughly analyze compensation matters, including competitive factors, industry trends and best practices, and utilizes that analysis when making compensation decisions. The Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. We intend to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

The Compensation Committee exercises great care in determining and disclosing executive compensation. Decisions regarding executive compensation involve a complex consideration of numerous factors including confidential and proprietary information not appropriate to make publicly available. The Compensation Committee and the Board are in the best position to know, weigh and balance these factors. An advisory resolution would not have any legal consequence on any compensation arrangement nor would it enhance our compensation program. Furthermore, adopting this practice may well constrain the Compensation Committee’s efforts to recruit and retain exceptional executives who will focus on our long-term performance and grow stockholder value.

Moreover, the process requested by the proposal is not necessary because we already have an efficient and meaningful method for stockholders to communicate with the Board of Directors. As stated on our corporate website, www.twtelecom.com/investors/corp_gov.html, stockholders who wish to send a communication to the Board of Directors may send an e-mail to boardofdirectors@twtelecom.com and may address a communication to a particular Board member by so indicating in the text of the message. We believe that direct communications between stockholders and the Board, including the Compensation Committee, is a much more effective and accurate method for stockholders to express their views on executive compensation practices. Communicating directly with the Board allows stockholders to voice any specific concerns about executive or director compensation practices directly to the decision makers.

We believe that our dedication to open and frequent dialogue between our Chairman, President and CEO and our investors on all topics is evidenced by our extensive quarterly conference calls, which include lengthy question and answer sessions, and frequent meetings with investors throughout the year. These avenues also afford more effective methods for us to receive stockholder input than the proposed advisory resolution.

In contrast, the vote recommended in the proposal would not provide any useful information to us and the members of our Compensation Committee. If implemented, the stockholder proposal would require our stockholders to vote “yes” or “no” on the compensation set forth in the Summary Compensation Table. The compensation shown in that table is composed of many different elements. Since the vote on the compensation would be either “yes” or “no” as a whole, the Compensation Committee would not know which element the stockholders were voting against, the nature of their specific objection, or whether the concern related to director or executive compensation, a specific individual’s compensation or some other element of the compensation process. Furthermore, the objections may be conflicting among the voting stockholders. The Compensation Committee would be forced to speculate regarding the stockholders' concerns, and no corrective action would likely be determinable.

Legislation requiring stockholder advisory votes on executive compensation has been proposed in the U.S. Congress. We do not support this legislation for the same reasons we oppose this proposal, but it would be premature for us to take action at this time to implement a stockholder advisory vote procedure in light of the possible legislation. The Board believes that we and our stockholders are best served by monitoring legislative developments and responding to any new practices related to executive compensation and stockholder advisory votes that may become mandated by law or regulation.

Finally, we believe that the proponent has made misleading or inaccurate statements in support of his proposal. For example,

•

The statement refers to “the ‘Poison Pill’ adopted in 2009 which could possibly deny shareholders a beneficial takeover or purchase of tw telecom.” We think it important to note that last year our stockholders overwhelmingly approved our Rights Plan which is designed to protect our valuable net operating loss carryforwards of over $1.1 billion. Our successful communication of the tax benefits at stake and the purpose of the Rights Plan yielded recommendations by four major proxy advisory firms to vote in favor of the Rights Plan and the favorable votes of approximately 80% of the shares voted, which we believe demonstrates our stockholders’ understanding of the intent and nature of our Rights Plan.

•

The statement refers to “golden coffins (death benefits).” This term is commonly used to refer to severance and salary continuation payments that some companies agree to make to their executives’ estates following their death. We do not provide these types of benefits. Apart from accelerated option and restricted stock vesting that we provide to all employees who receive equity incentives, the only “death benefit” available if one of our named executives dies is the right to receive earned and unpaid salary for up to 30 days after the date of death, a pro rata portion of the target short-term incentive amount for the year of death and the proceeds of term life insurance policies that we provide at a nominal cost.

•

The supporting statement also refers to “premiums, grossed up for taxes.” The amount of these premiums, for supplemental disability and life insurance, were nominal, and the gross-up was only $15,098 and $13,355 in the aggregate for all named executive officers in 2008 and 2009, respectively. Effective April 2010, we have eliminated these tax gross-ups and have never provided excise or other tax gross-ups for potential severance payments.

•

The supporting statement suggests that Mercer (US), the compensation consultant hired by our Compensation Committee, does not pass “the sniff test for independence” and references our “thirty-five” pages of compensation discussion in last year’s proxy statement. There is no factual basis for these statements. Mercer (US) did no work for the Company in 2008 or 2009 and its affiliate, Marsh, performed an immaterial amount of insurance brokerage work (see “Compensation Committee Processes and Compensation Consultant”). The 2008 compensation discussion in our 2009 Proxy statement, including tables, while thorough, was only 17 pages.

•

The proponent characterizes the amounts shown in his table as a summary of “increases in the compensation to our executives.” The amounts shown in the table are simply the dollar values reported for each named executive calculated in accordance with the applicable SEC rules at the time. In fact, the Summary Compensation Table included on page 37 of this Proxy Statement prepared in accordance with the current rules actually shows a decrease in total compensation for our named executives for each of the past two years.

We also note that compensation amounts quoted by the proponent for our Board and named executives from the Summary of Compensation tables in previous proxy statements are not all cash compensation, but include a substantial portion representing the dollar value that we recognized for financial statement reporting purposes as required by relevant accounting standards for option and stock award expense. This is not actual realized compensation. The value ultimately realized by the Board members and executive officers may differ significantly from the amounts indicated depending on our stock price at the time of vesting, exercise and sale, and whether vesting criteria are met. For example, the “Grant Date Fair Value” of 2007 stock option and RSU grants as disclosed in our 2008 proxy statement was calculated to be $14.1 million for the named executive officers using a Black-Scholes model to value the stock options that assumed the stock price appreciated significantly from the $21.93 option strike price as granted, among other assumptions. Based on the closing price of our common stock on December 31, 2009, the intrinsic value of those options was $0. We believe this demonstrates the alignment of our compensation practices with our stockholders’ interests.

Mr. Armstrong proposed substantially the same resolution for the 2009 Annual Meeting, and only 30% of the votes cast on the proposal were voted in its favor.

Conclusion

Our thoughtfully designed compensation program, the complex factors affecting compensation decisions, the ample opportunities that already exist for our stockholders to communicate their views on our executive compensation, the ambiguity of the results of a non-binding advisory vote and the possibility of legislation all support the conclusion that the proposed advisory resolution is not in our stockholders’ best interests. Our Board recommends that you vote “AGAINST” this proposal.

Vote Required

Approval of the stockholder proposal regarding an advisory vote on compensation requires the affirmative vote of the majority in voting power of all outstanding common stock entitled to vote that are present or represented by proxy and are voted on the stockholder proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A

VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Committee Report

We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K, and based on that review and discussion, recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders.

Compensation Committee:

Roscoe C. Young, II, Chairman

Kevin W. Mooney

Kirby G. Pickle

Compensation Discussion and Analysis

Overview, Roles and Philosophy

Executive Summary. Despite challenging economic times, we performed well in 2008 and 2009 both financially and operationally and our Compensation Committee’s decisions reflect that performance.

•	We did not materially change our compensation philosophy, objectives or elements from 2008 to 2009.

•	The most significant changes for 2009 compensation were that our Compensation Committee decided to

-	pay a portion of the short-term incentive for 2009 performance in the form of restricted stock vesting over a four-year period; and

-	eliminate the modified single trigger provisions in three of our executives’ contracts effective in 2009.

•	Effective in 2010, we eliminated the nominal tax gross up reimbursements that we previously provided for certain limited benefits.

•

The main objectives of our compensation program are attracting and retaining high caliber executives, paying for performance, rewarding the achievement of challenging business goals and aligning our named executive officers' interests with those of our stockholders through a strong emphasis on equity-based compensation.

•	Our Compensation Committee makes all final compensation decisions regarding our named executive officers.

•	Our named executive officer group in 2009 remained the same as in 2008.

•

We provide the following elements of compensation for our named executive officers: base salary, short-term incentives, long-term equity-based incentives, post-termination benefits and certain other benefits of an immaterial nature such as reimbursement for supplemental insurance premiums.

•	We generally target base salaries to the median level of the market with the possibility of above market short-term incentive and long-term incentive compensation for superior performance.

•

Our Compensation Committee engages a compensation consultant to provide objective analysis and information regarding the competitiveness of our executive compensation program and independent insight in the design and operation of that program.

•	Our CEO requested that her salary not be increased for 2009 even though her salary was below the median peer group CEO salary level.

•

We entered into a new three year employment agreement and change of control employment agreement with our CEO to replace an expired employment agreement. We have similar agreements with our other named executive officers.

•

We encourage pay for performance with our short-term incentive program that is based on our Compensation Committee’s largely subjective assessment of our named executives’ individual performance. Based on 2009 performance, the payout for our short-term incentive program was 125% of target for all of our named executives, and was paid two-thirds in cash and one-third in restricted stock.

•

We encourage alignment of our named executive officers' interests with those of our stockholders and create retention incentives through the award of equity-based long-term incentives. In 2009, our Board granted both stock options and restricted stock awards to our named executives for this purpose.

•

Each of our named executive officers is entitled to severance payments upon termination without cause pursuant to the terms of individual employment agreements and change of control employment agreements. The payments generally are based on a multiple of the executive officer's base salary and annual short-term incentive. We do not provide any benefits under these agreements for termination for cause.

•	We implemented executive stock ownership guidelines in 2010 for our named executive officers.

Oversight of Executive Compensation. The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the compensation and terms of employment of the named executive officers and certain other senior management personnel. The Committee also approves all equity-based awards to the CEO and other executive officers. The members of the Committee are independent directors Roscoe Young, Chairman, Kevin Mooney and Kirby Pickle. In this Compensation Discussion and Analysis, we refer to the persons set forth in the Summary Compensation Table as the “named executive officers” or “named executives” and to the Company as “we” or “us.”

The Compensation Committee directly retains the services of a consulting firm, Mercer (US) Inc., to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive compensation programs and to provide overall guidance to the Committee in the design and operation of these programs. The consultant has not been engaged to do any work directly for us (although, as is discussed above, an affiliate of the consultant performed an immaterial amount of insurance-related services for us), and is therefore independent of our management. The consultant’s primary role is to provide objective analysis, advice and information and otherwise to support the Committee in the performance of its duties. The consultant reports to the Chairman of the Compensation Committee, who establishes the consultant’s work agenda and determines how and to what extent the consultant interacts with management in the course of its work for the Committee.

The Committee requests information and input from the consultant as it deems appropriate in order to assist it in structuring and evaluating our executive compensation programs, plans and practices. All of the decisions and recommendations to the full Board about the executive compensation program, including the specific amounts paid to executive officers, are made by the Committee alone and may reflect factors and considerations in addition to the information and input that the consultant provides.

Compensation Philosophy. The objective of our compensation program is to attract, motivate and retain the high caliber executives necessary to achieve our business strategy. The program is designed to reward achievement of and is intended to provide a strong linkage with our current principal objectives that are: to increase revenue, net income and Modified EBITDA (defined below), continue to improve profitability and generate levered free cash flow and build long-term stockholder value. The following principles have guided the Committee’s decisions:

•

In order to attract, retain, and motivate high caliber executives, we should provide annual cash compensation, including short- and long-term incentives and benefits, that is competitive with telecommunications and other companies that we compete with for executive talent.

•	We should provide individual short-term incentive targets that reward executives for the achievement of challenging business goals.

•

We should target total direct compensation (salary, short-term incentives and long-term incentives) that is above the median for our industry if we and our named executives achieve outstanding performance, including performance relative to industry peers and prevailing economic conditions.

•	The interests of executives should be aligned with those of our stockholders through a strong emphasis on equity-based compensation.

The total compensation opportunity available to the named executives consists of base salary, short-term incentives in the form of our Annual Incentive Plan or AIP, long-term incentives in the form of equity-based compensation and other benefits. The Committee believes that the total compensation opportunity should be market competitive and targets base salary to the market median. In addition to market competitiveness, the Committee believes total compensation opportunities should reflect each named executive’s position’s internal value to our business, taking into account functional responsibilities, complexity, the organizational impact of the position and individual performance. Our named executives are also eligible to participate in our 401(k) plan available to all eligible employees, which includes a partial Company match, and in our broad-based medical, health, life insurance, flexible spending account and disability plans. They also receive supplemental disability and life insurance coverage that is not available to other employees.

The Committee applies the same compensation policies to all of the named executives, including the CEO. Differences in compensation decisions for individuals within that group are largely a function of differences in the scope and impact of their positions, as well as the competitive markets for those positions. Differences in the amount of the CEO’s actual compensation from the other named executives are a function of almost universally higher salaries, short-term incentives and equity awards for CEOs than for other positions in the competitive market.

Our Executive Compensation Evaluation Process. The Committee uses competitive market data as one factor to determine whether the amounts and types of compensation we pay our named executive officers are appropriate. With the consultant’s assistance, the Committee annually conducts comprehensive assessments of the competitiveness of our executive compensation program, based primarily on how the elements of our executive compensation package, pay practices and total compensation opportunities of our executives compare with those provided by a peer group of companies within our industry and with whom we compete. For 2009 compensation decisions, the Committee, with the assistance of certain of our human resources personnel and the consultant, reassessed the group of peer companies selected in 2007 for compensation comparison based on criteria believed to yield the most comparable companies for this purpose. The criteria included roughly similar industry (based primarily on the Standard Industrial Classification code of the companies and other third party designations of industry competitors), revenue size, economic structure (i.e., capital intensity), capital markets attributes such as debt rating, strategic initiatives and emerging business priorities. This analysis resulted in the elimination of three companies previously included (Verisign Inc., XO Holdings and Primus Telecommunications Group) because those companies were no longer among the most comparable companies based on our criteria, and the addition of six new companies. The companies included in the 2009 peer group, based primarily on the greatest number of matching key attributes, are:

Level 3 Communications Inc. Frontier Communications Corp. AT&T Inc. Premiere Global Services Inc.	Centurytel Inc. Global Crossing Ltd. Qwest Communications International Inc. Telephone & Data Systems Inc.	Cincinnati Bell Inc. Verizon Communications Inc. Windstream Corp. PAETEC Holding Corp.

Because of variations in revenue size among companies in the peer group, compensation data was regressed to enhance its comparability. Since peer data generally reflects compensation paid by the included companies at least a year prior to the Committee’s review, the consultant trended the data forward to 2009 by 4%, its assumed increase rate for telecommunications industry executives. The consultant also assisted the Committee with matching our executive positions against those of the peer companies in terms of job and functional responsibilities for comparison purposes. Because very few of our peer companies have a Chief Accounting Officer position in their named executive officer group, our Chief Accounting Officer position is compared to the fifth highest paid named executive at the peer companies. Since this methodology results in comparisons to a variety of positions, the market data for our Chief Accounting Officer is of limited utility. The Committee recognizes that our profile is unique and that no other companies are directly comparable. As a result, compensation decisions may reflect the differences between us and the peer companies in the selected groups.

While the Committee reviews and considers peer data to determine the competiveness of our executive compensation programs, the Committee wishes to remain flexible to tailor our compensation to the changing circumstances in our industry and economy and also considers other factors such as our performance relative to our peers, individual performance and our unique position in our industry. As a result, the Committee retains discretion to set compensation within or outside the ranges for the peer companies.

In making its compensation decisions, the Committee reviewed tally sheet information that showed the total value of the compensation package proposed to be delivered to each named executive with estimated stock option values based on historical valuation of our stock options using a Black-Scholes option pricing model. While mindful of the limitations of an estimated valuation using a Black-Scholes option pricing model, which can change significantly depending on the assumptions employed, the Committee used these analyses to validate the internal equity between positions, the total value of the compensation in relation to the position’s scope and the market competitiveness of the compensation packages.

Role of the CEO. The CEO reviews the annual performance of the other executive officers with the Committee at the end of each year and makes recommendations to the Committee regarding the appropriate base salary, payout under the AIP and grants of equity incentives for those executives. The consultant reviews these recommendations and provides input with respect to the compensation recommendations. The Committee reviews these recommendations in executive session, without the affected executives present, and exercises its full discretion to determine whether to recommend that the full Board approve or adjust the recommended amounts. The CEO may participate in the discussion of the compensation of the other executive officers at a Board meeting after the Board has considered the Committee’s recommendations in executive session. The Committee assesses the performance of the CEO, reviews the competitive market data provided by the consultant and determines her cash and equity compensation in executive session without any executive officers present.

Components of the Executive Compensation Program

Base Salary. Base salaries are designed to attract senior executives and retain them over time. For 2009, the Committee generally targeted base salaries at the peer group median. The Committee reviewed the base salaries of our CEO and named executives against peer group data and considered individual performance and the complexity, scope and impact of each position. The Committee also considered internal equity, which focused on whether comparably situated executives are paid fairly relative to each other and to our other management levels. Based on these factors, the Committee determined that the increases recommended by the CEO for the Chief Financial Officer (“CFO”), Executive Vice President-General Counsel and Regulatory Policy (“General Counsel”) and Senior Vice President and Chief Accounting Officer (“CAO”) were required to bring their base salaries to target level to remain competitive, and were also justified by performance. Accordingly, base salaries of those named executives for 2009 were increased from 2008 base salaries by amounts ranging from 2% to 10% of 2008 base salary, as shown below. The increases brought the CFO’s and General Counsel’s base salaries just below the peer group median, while the competitive position of the CAO’s salary was not determinable due to lack of comparable data. The CFO’s 10% increase reflected the greater degree to which his base salary lagged the peer group median, relative to the other positions. The base salary of the Chief Operating Officer (“COO”) was not adjusted in 2009 because it was already slightly above the peer group median.

The Committee considered the CEO’s base salary relative to peer group data. However, the CEO requested that her salary not be increased for 2009, although peer group data indicated that her current base salary was below the median peer group CEO salary level.

2009 Base Salaries ($ in 000s)
Executive	2008 Salary	2009 Salary	Percentage Increase
Larissa L. Herda, CEO	$850	$850	0%
Mark A. Peters, CFO	$364	$400	10%
John T. Blount, COO	$493	$493	0%
Paul B. Jones, General Counsel	$319	$329	3%
Jill R. Stuart, CAO	$228	$232	2%

The base salary amounts for all positions were also influenced by the Committee’s view of the appropriate mix of compensation at risk (consisting of AIP and equity compensation) versus compensation not at risk (consisting of base salary) for the various positions. Generally, the Committee believed that at risk compensation should be a larger portion of the total direct compensation opportunity for the CEO, CFO and COO than for the General Counsel and CAO due to the nature of the positions. The charts below depict the compensation mix for our CEO, CFO and COO for 2009 (using the grant date fair value of the equity compensation as shown in the Summary Compensation Table for 2009), as compared with the average compensation mix for our peer group companies for 2008, the most recent period for which data is available. The charts show that these named executive officers receive a higher percentage of their total compensation in the form of equity than the average for comparable named executives at the peer group companies:

(1)	The value of stock options included in equity compensation granted by the peer group companies is valued at the grant date fair values shown by those companies in their proxy statements, which may differ from our methodology (see note 1 to the Summary Compensation Table).

Because our short-term AIP is structured as a percentage of base salary, an increase in base salary will increase the executive’s potential opportunity under the AIP. However, the actual amounts paid are based on performance as described below. The long-term incentives are not based on a multiple of salary. Insured benefits, such as the life insurance and disability benefits that we provide to all employees and supplemental disability benefits, are also linked to base salary because those benefits are based on multiples of base salary, subject to a cap (for life insurance benefits), or a percentage of monthly salary prior to disability (for disability benefits).

Short-Term Incentives. The AIP is a short-term component of incentive compensation designed to align our named executives’ pay with the individual’s performance of his or her job during the preceding year and with our annual performance. It is intended to focus executives on corporate and individual goals and leadership attributes that the Committee believes are important to our long-term success. The individual target short-term incentive for each named executive for 2009 was set as a percentage of the named executive’s base salary, as shown below, and potential payouts may range from 0% to 200% of the target:

Named Executive	AIP target percentage of base salary	Maximum percentage of target
Larissa L. Herda	175%	200%
Mark A. Peters	75%	200%
John T. Blount	100%	200%
Paul B. Jones	75%	200%
Jill R. Stuart	75%	200%

We do not guarantee that the named executives will receive payouts under the AIP at their individual target levels. The individual AIP targets for each position are established in part by reference to market data and in part based on the potential impact of the executive’s position on our results. The 2009 targets did not change from the 2008 targets. The Committee also reviewed market data for total cash compensation supplied by the compensation consultant and compared the total cash compensation opportunity for our named executive officers to that data to assure that the total cash opportunity remains competitive. However, the AIP awards made in any year are more a function of our performance and our executives’ performance than market survey comparisons. The individual target and maximum opportunities of the named executives as a percentage of base salary are disclosed in the Grants of Plan-Based Awards Table, and actual incentives paid in 2010 for 2009 performance are disclosed in the Summary Compensation Table. There is no threshold or minimum payout amount under the AIP.

There is no strict formula for determining the extent to which AIP payouts to the named executives will be above or below the individual targets. The basis for determination of payouts may change somewhat from year to year depending on the Company’s and the Committee’s focus for that year. For 2009, the Committee continued to focus on the contributions the named executive officers made individually and collaboratively to drive current year performance while making important strategic decisions that are intended to improve our ability to compete in our industry and thereby create and sustain long-term stockholder value. The Committee does not believe that quantitative financial measures should be the determinant of the short-term incentive payments because management needs flexibility to take actions in response to a dynamic environment that position us well for the longer term, even if those actions adversely affect short-term results.

For 2009, the individual performance factors, assessed on a largely qualitative basis, that the Committee considered in approving the AIP payments for the named executives other than the CEO included:

•	their impact on our results,

•	their demonstration of strategic leadership, and

•	their leadership of people.

The Committee’s recommendation to the Board to award payouts above individual target amounts also reflected the Committee’s general assessment and judgment of our 2009 performance and accomplishments, including revenue and cash flow growth and margin improvement in an extremely challenging economic environment, enhancement of customer relationships through various customer experience initiatives, continuing strong investor and employee relationships and improved scale and cost management. For the named executives other than the CEO, the CEO made recommendations to the Committee regarding the payout percentages under the AIP, applying the factors mentioned above, based on her in-depth knowledge of each individual’s performance, the assessment of their peers and the individual’s manager’s assessment, in the case of Ms. Stuart who reports to Mr. Peters. Based on the Committee’s assessments of the relevant factors, it determined to make AIP awards of 125% of targets to Messrs. Peters, Blount and Jones and Ms. Stuart. The decision to award the same percentage payout to all of the named executives also reflected the Committee’s view that the named executives largely operate as a team with many interdependencies. In addition to their overall contributions in leading our strategic direction during this especially difficult macroeconomic period, the performance highlights noted in our CEO’s recommendations to the Committee and the Committee’s recommendations to the Board for the AIP payouts included the following:

John Blount, our COO, was credited with improved alignment of all departments to our Company goals and priorities resulting in organization and system changes that increased customer satisfaction, as well as the achievement of revenue growth and margin improvement in a difficult environment without making workforce reductions, standardization of ordering processes across our markets and implementation of focused programs to increase sales personnel productivity and reduce revenue churn.

Mark Peters, our CFO, provided leadership in cost management, strategic capital and other resource allocation, significantly contributing to our ability to manage through the uncertain economy, and significantly contributed to our strong shareholder relations, the latter resulting in our successfully obtaining approval for 2009 proxy proposals regarding our Rights Plan and amended employee stock plan.

Paul Jones, our Executive Vice President, General Counsel and Regulatory Policy, led our regulatory team in drawing the attention of regulators and legislators to our regulatory policy priorities, and was instrumental in the formation of an industry coalition to elevate those priorities with regulatory and legislative decision-makers. He also implemented successful strategies for litigation and dispute resolution that contributed to our overall cost management and led our corporate ethics program to help preserve our ethical culture.

Jill Stuart, our CAO, was successful in delivering expanded business intelligence capabilities to measure our financial drivers to ensure we grow profitably, executed on initiatives that maximized cash flow and working capital, maintained strict controls over our financial processes to maintain the highest level of integrity over financial reporting and drove efficiencies and cost savings that contributed to our strong financial performance.

The Committee also determined that there was no significant variation among the individual named executives in the quality of their performance. The differences in impact on our business results among the individual positions are reflected in the AIP target percentages. In addition to reflecting the Committee’s assessment of individual performance, the level of the AIP awards for 2009 was impacted by the Committee’s assessment that target total cash compensation for positions other than the COO fell below the peer group median and the Committee’s desire in the current economic environment to emphasize performance-based variable compensation over base salary.

The Committee determined the CEO’s AIP payout by assessing, largely on a qualitative and subjective basis:

•	overall 2009 Company performance,

•	her strategic leadership,

•	her leadership of the executive team,

•	her ability to manage us in the current market environment, and

•	her effectiveness in communicating with external stakeholders including investors, analysts, regulators, customers, legislators, and industry leaders.

Her payout of 125% of target reflected the Committee’s judgment of her strong performance on these factors individually and, similar to the other named executives, as a member of the executive team.

The Committee determined, as a policy, that in order to increase executive share ownership, provide additional retention incentives and provide further alignment with stockholders' interests, a portion of the AIP payout to executive officers and certain other management personnel may be made in shares of our stock, restricted stock or restricted stock units (RSUs), at the Board's discretion. Previously, payouts under the AIP have been made in cash. The non-cash awards would be subject to forfeiture if the executive officer left our employment during the vesting period (with certain limited exceptions), and the non-cash portion may be increased by a percentage determined to be appropriate by the Board to reflect the risk of forfeiture and lack of liquidity during the vesting period.

The Committee recommended and the Board decided that the named executive officers’ AIP payouts in 2010 for 2009 performance would be comprised of two-thirds cash and the balance in restricted stock that vests over a four year period provided that the named executive officer remains our employee on the vesting date. This decision was for 2009 performance only, and the Board may approve payouts in all cash or with a different mix of cash and non-cash awards in the future. The non-cash portion of the 2009 AIP awards was increased by 25% to reflect the forfeiture risk and lack of liquidity during the shares vesting period.

Long-Term Equity Incentives. Our long-term incentives are designed to create incentives for named executive officers to remain with us and to align the interests of our named executives with our stockholders by rewarding our named executives for results that create stockholder value over the longer term. Because we do not provide our named executives with retirement benefits as many of the peer companies do, other than matching 401(k) contributions subject to IRS limits, the value realized from long-term incentives also serves as a substitute for retirement benefits. The Committee historically granted stock options to our named executive officers for these purposes. Since 2004, we have granted restricted stock and RSUs in addition to stock options to increase the retention value of the equity component of compensation. In determining the size and type of awards, the Committee considers several factors, including the volatility of our stock price, the unvested values of prior equity grants that remain outstanding under those awards to provide retention value over the next three to four years and our performance. The Committee designs our long-term incentives on an annual basis to achieve its compensation goals most effectively in light of the circumstances existing at the time of grant. The value of equity granted to executives in comparable roles at peer group companies is referenced to ensure that incentive awards are market competitive. Because we use the Black-Scholes value on the grant date to value our and our peer groups’ equity awards, which is not necessarily indicative of the realizable value of equity awards, it is considerably more difficult to compare our equity awards to those made by peer group companies than to compare cash compensation.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Among other factors that the Committee considers in determining the size of equity awards is the mix of compensation elements employed by the peer group companies. In general, our compensation mix is weighted more heavily toward long-term incentive compensation than the compensation mix of the peer group companies as shown in the compensation mix pie charts that appear above under “Base Salary.” In connection with equity awards, the Committee also considers the mix of at risk and not at risk compensation in relation to the particular position, as discussed under “Base Salary.” The Committee believes that a fixed formula for these compensation elements would hamper the flexibility of the compensation program and hinder adjustments necessary in the highly competitive and dynamic environment in which we operate. Differences in the size of grants made to the named executives are a function of the Committee’s view of the scope and impact of each position on our results and competitive market information that consists of equity grant values to executives at peer companies in comparable roles.

In January 2009 the Committee approved grants of both restricted stock awards and stock options to the named executives as set forth in the “Grants of Plan-Based Awards for 2009” table. The Committee reviewed both competitive market data and the history of equity grants to our named executives, taking into account declines in our stock price that they believed were more reflective of the economy than our performance. The relatively low level of unvested paper gains indicated that the retention value of the outstanding equity had declined from prior years. In general, the Committee targets total direct compensation at the peer group 50th to 75th percentile, so that the higher end of the range is achieved for strong performance, reflected in realized equity values. The equity awards granted in 2009 brought total direct compensation for the named executives within or close to the target levels. For the COO, total direct compensation was at the high end of the peer group range but is not directly comparable due to the limited number of incumbents within the peer group with comparably scoped roles and span of control or with comparable skills and experience to our COO.

The Committee decided that the long-term incentive grants for 2009 should be both in the form of stock options and restricted stock to provide explicit linkage between stock price performance and named executive officers’ rewards, to provide leveraged rewards aligned with stockholder interests and to provide retention incentives in light of the volatility of our stock. We also granted both options and restricted stock in 2009 to our other employees eligible for equity grants under our employee stock plan. The restricted stock awards and stock options granted to the named executives vest over four years at the rate of 25% annually on the anniversary of the grant date.

The two year performance period under performance-based RSUs granted to the named executives in January 2007 ended December 31, 2008. The terms of those grants required the Board of Directors to determine the degree to which the grants vested based on our actual achievement of the compounded annual revenue growth and Modified EBITDA margin targets established for the two year period at the grant date. Modified EBITDA is a non-GAAP financial measure that we define as net income or loss before depreciation, amortization and accretion expense, interest expense, interest income, debt extinguishment costs, other income or loss, impairment charges, income tax expense or benefit, cumulative effect of change in accounting principle and non-cash stock-based compensation. Modified EBITDA Margin is Modified EBITDA expressed as a percentage of our revenue. A compounded annual revenue growth rate (CAGR) for the two-year period of 19.6% and Modified EBITDA Margin for 2008 of 35% would have resulted in vesting of the awards at 100%. At the low end, a CAGR of 17.9% and Modified EBITDA Margin of 31% would have resulted in vesting of the awards at 40%. Actual achievement below those targets would have resulted in no vesting of the grants and achievement at various levels below 100% and above the minimum would have resulted in vesting between 48% and 93%. At its January 2009 meeting, after reviewing our financial statements, the Board determined that the performance-based RSUs should vest at 93% based our actual compounded annual revenue growth rate of 19.6% and 2008 EBITDA Margin of 34.4% in accordance with the formula established at the time of grant. The Board had sole discretion to adjust the performance targets if we made a material acquisition or disposition during the two year reference period, or experienced a significant loss of revenue or a material loss or expense from an event beyond management’s control (such as the loss of a significant customer’s revenue, adverse economic conditions, a natural disaster, etc.). Although the performance targets were set before and without anticipation of the recession, the Board did not apply that discretion to the determination of the 93% vesting.

Acceleration of Vesting Upon Change of Control. The stock options, restricted stock, and RSU awards that we granted to the named executives and all other employees that are eligible for equity awards in 2009 generally vest upon the completion of a change in control. We adopted the so-called “single” trigger treatment for these equity awards because:

•	We believe these provisions are consistent with current market practices in our industry and other technology companies;

•

We believe that our employees should have the same opportunities as stockholders to sell their equity at the time of the change in control event and realize the value created at the time of the transaction;

•	Employees’ outstanding equity should not be tied to a new company’s future success; and

•	Single trigger vesting enhances the retention value of the equity at the time of grant.

Employment and Change of Control Employment Agreements. The Committee believes that severance protection for executives is an important tool for attracting and retaining key employees, remaining competitive with the market for executive talent and protecting stockholder interests in a change of control situation. The Committee and the Board believe that the Company’s consistent strong performance is in part attributable to the stability, functional expertise and collaboration of the executive team. This belief supports the Committee’s and Board’s decision to provide retention incentives in the form of employment and change of control agreements.

We entered into new employment agreements and change of control employment agreements (“Change of Control Agreements”) in 2007 with Messrs. Peters, Jones and Ms. Stuart, in 2008 with Mr. Blount and in 2009 with Ms. Herda. In 2009, we amended the Change of Control Agreements for Messrs. Peters, Jones and Blount as described below. These agreements superseded prior agreements with those executives that covered both pre-and post-change of control scenarios.

The Change of Control Agreements are intended to promote continuity of management if a change of our control occurs in order to enhance the value of our Company to a potential buyer and to provide retention incentives for our named executives during a period of consolidation in our industry. In addition, the Change of Control Agreements are intended to provide appropriate protection to the named executives and other key management personnel to further align executives with our stockholders and minimize personal financial concerns when considering and negotiating corporate transactions that may be in our stockholders’ best interests.

The Change of Control Agreements become effective when a Change of Control, as defined in the Agreements (see “Potential Payments Upon Termination or Change of Control—Agreements with Named Executives—Change of Control Employment Agreements”), occurs and supersede the employment agreements of the named executive officers. The payments under the Change of Control Agreements that are described below under “Potential Payments Upon Termination or Change of Control” are triggered if (1) a Change of Control occurs and (2) within 18 months we or our successor terminate the named executive without Cause, as defined in the Change of Control Agreements, or the executive terminates his or her employment for Good Cause, as defined in the Change of Control

Agreements, following a Change of Control. The Committee chose a double trigger for the severance benefits under these agreements because the Committee believes that the named executives who are parties to those agreements should not be entitled to benefits merely because a Change of Control has occurred and because we want to encourage them to remain with us or our successor for some period to facilitate a smooth transition.

The Change of Control Agreements provide for payment of severance benefits if an executive terminates his or her employment within the same 18 month period for Good Cause as defined in the Change of Control Agreements, because the Committee believes that termination by the executive for Good Cause is essentially a constructive termination and is conceptually the same as termination by us without Cause. The Committee also believes that this protection is necessary because a potential acquirer may have an incentive to constructively terminate an executive to avoid paying severance benefits. For the same reason, we have defined Cause more narrowly in the Change of Control Agreements than in the employment agreements, to avoid a potential pretext by an acquirer seeking to avoid severance obligations.

Messrs. Peters, Blount and Jones previously had the right during a 30-day period beginning on the one year anniversary of a Change of Control to terminate their employment for any reason and receive severance payments. We provided this right for these three positions because their functions and effectiveness are more likely than others to be adversely affected by a change in corporate culture or work environment occasioned by a Change of Control. In 2009 the Committee determined that because of a decrease in the market prevalence of modified single trigger provisions, the Change of Control Agreements with Messrs. Peters, Blount and Jones should be amended to eliminate the provision. Because this provision was eliminated, the period following a Change of Control during which a termination may trigger severance payments was extended from 13 months to 18 months in their amended Change of Control Agreements.

The Committee believed the payout multiples under the Change of Control Agreements—2.99 times base salary and target bonus for the CEO, 2.5 times base salary and target bonus for the COO and 2 times base salary and target bonus for the CFO, General Counsel and Chief Accounting Officer—to be in line with current market practices as well as reasonable to protect the named executives.

The new employment agreements entered into with the CEO in 2009, the COO in 2008 and the CFO, General Counsel and CAO in 2007 replaced previous agreements with the named executive officers that had the same or longer terms and had generally greater severance benefits. The CEO’s previous agreement had a five year term and was replaced with a new agreement with a three year term. The Committee believes that employment agreements are an important tool for attracting and retaining executive talent. The Committee believes that the severance multiples for termination without cause—2.99 times annual base salary plus target bonus for the CEO, 1.5 times annual base salary plus target bonus for the COO, CFO and General Counsel and one time the annual base salary plus target bonus for the CAO—are reasonable because the executives are bound by non-compete and non-solicitation obligations for 18 months following termination, and in the case of Ms. Stuart, for one year, and are competitive.

Timing of Equity Awards. Since 2004, the Committee’s practice has been to grant equity-based awards at the first Board meeting of the fiscal year or shortly thereafter, after our year end financial results are available to the Committee for review. This is the same time that the Committee reviews base salaries and determines the payouts under the AIP. The Committee makes equity awards at this time because it prefers to address all of the components of the executive compensation package at the same time. Equity awards may also be made at other times of the year for new hires or promotions. The exercise price of options is the closing price of our common stock on the NASDAQ Stock Market on the grant date. The grant date for annual equity awards to the named executives is the date that the Committee approves the awards. For new hires or promotions, the grant date is the effective date of the new hire or promotion.

Securities Trading Policy. Our insider trading policy prohibits all employees and directors trading in any interest or position relating to the future price of our stock, such as puts, calls or short sales.

Executive Stock Ownership Guidelines. In January 2010, to further the alignment of our executives with our stockholders, our Board adopted minimum executive stock ownership guidelines determined as a multiple of each named executive’s annual base salary, which is then converted to a fixed number of shares of our common stock. The guideline is five times her annual base salary for our CEO and three times annual base salary for the other named executives. The guidelines are initially calculated using each named executive’s annual base salary as of the date the guidelines were adopted or the date a person became a named executive, whichever is later.

The named executive officers are required to achieve their respective guidelines within five years of becoming a named executive, or, in the case of persons who were named executives at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Currently, the holdings of all of our named executive officers meet or exceed the guidelines. Shares owned outright by the named executive officer or immediate family members, shares held in trust for the benefit of the named executive officer or family members and unvested restricted shares and RSUs count toward the requirement. The Board may adjust the guidelines if it determines that there has been a material change in circumstances.

If a named executive fails to meet the applicable stock ownership guideline by the required date, he or she will be required to retain an amount equal to 25% of the net shares (after shares sold or withheld to pay the exercise price of stock options or withholding taxes) received upon the exercise of their stock options or the vesting of restricted stock, RSUs or performance shares until the applicable guideline has been achieved.

Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code limits our income tax deduction for certain executive officers’ compensation unless the requirements of the section are met. While the Committee intends to maximize the deductibility of executive compensation where practicable, we may pay compensation that is not fully deductible if the Committee believes it is in our best interest to do so. As a result of our current tax situation and current compensation levels, the Committee does not believe that the loss of any deductibility of executive compensation will be material to our results. In 2009 the compensation to the CEO and COO exceeded the 162(m) deductibility limits. The CEO’s compensation exceeded the limit by approximately $3.2 million, the compensation to the COO exceeded the limit by approximately $1.2 million and compensation to the General Counsel exceeded the limit by approximately $53,000. This did not result in any cash tax cost to us, but rather resulted in a higher utilization of our net operating loss carry forwards that may be available to offset future tax liabilities than would have been the case had all of the compensation been deductible.

Implementation of a cash short-term incentive plan that complies with Section 162(m) would limit our flexibility without a sufficient corresponding benefit to us. Therefore, at this time, the Committee has decided not to adopt a qualifying incentive bonus plan applicable to cash short-term incentives. The Committee intends to review the advisability of adopting such a plan in the future if our tax position or compensation levels change significantly. Our Amended and Restated 2000 Employee Stock Plan enables the Committee to authorize the issuance of qualified performance-based stock awards to executives that would comply with Section 162(m). The Committee authorized the issuance of performance-based RSUs in January 2006 and in January 2007 and may consider issuing performance-based equity awards in the future rather than awards such as time based restricted stock that is subject to limitations on deductibility.

Summary of Compensation for 2009

The following table summarizes the total compensation paid or earned for the years ended December 31, 2009, 2008 and 2007 by each of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Larissa L. Herda,	2009	$850,000	—	$2,716,600	$1,201,900	$1,240,000	$25,382	$6,033,882
Chairman, President, and Chief Executive Officer	2008	$850,000	—	$—	$3,629,600	$1,600,000	$28,980	$6,108,580
	2007	$800,000	—	$3,231,934	$1,631,460	$1,600,000	$21,666	$7,285,060

Mark A. Peters,	2009	$396,954	—	$998,750	$441,875	$250,000	$15,231	$2,102,810
Executive Vice President and Chief Financial Officer	2008	$364,000	—	$—	$1,814,800	$300,300	$15,225	$2,494,325
	2007	$350,000	—	$2,154,623	$1,087,640	$262,500	$15,884	$3,870,647

John T. Blount,	2009	$492,660	—	$1,398,250	$618,625	$410,000	$16,422	$2,935,957
Chief Operating Officer	2008	$492,660	—	$—	$2,540,720	$541,926	$16,625	$3,591,931
	2007	$476,000	—	$2,154,623	$1,087,640	$476,000	$16,941	$4,211,204

Paul B. Jones,	2009	$328,182	—	$599,250	$265,125	$206,000	$21,495	$1,420,052
Executive Vice President,	2008	$319,323	—	$—	$907,400	$239,492	$21,135	$1,487,350
General Counsel and Regulatory Policy	2007	$311,535	—	$861,849	$435,056	$233,651	$17,085	$1,859,176

Jill R. Stuart,	2009	$231,636	—	$239,700	$106,050	$145,000	$15,792	$738,178
Senior Vice President,	2008	$227,700	—	$—	$907,400	$170,775	$15,682	$1,321,557
Accounting and Finance and Chief Accounting Officer	2007	$220,006	—	$861,849	$435,056	$161,700	$16,087	$1,694,698

(1)	Amounts in the columns “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value, as computed in accordance with relevant accounting standards, for awards and options granted pursuant to our 1998 Stock Option Plan and Amended and Restated 2000 Employee Stock Plan for each of the respective years ended December 31, 2009, 2008 and 2007. This methodology, as required by SEC rules, differs from the methodology used in our prior proxy statements. Assumptions used in the calculation of these amounts are set forth in Note 8 to our consolidated financial statements for the year ended December 31, 2009, which is included in our Annual Report on Form 10-K filed with the SEC on February 12, 2010. The value ultimately realized by the named executive officers may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting, exercise and sale and whether or not certain employment criteria are met to allow vesting. For 2007, a portion of the amount shown in the “Stock Awards” column represents performance-based RSUs that ultimately vested at 93% of the original amount (see “Components of the Executive Compensation Program- Long-Term Equity Incentives” above).
(2)	Represents amounts paid in 2010 in respect of 2009 performance under our AIP. The cash awards are lower than prior years because a portion of the AIP for 2009 was paid in the form of restricted stock that vests over a four-year period. In accordance with applicable SEC rules, these shares will be reported in the Summary Compensation Table and Grant of Plan-Based Awards table for 2010. The AIP is described in “Executive Compensation and Other Information—Compensation Discussion and Analysis—Components of the Executive Compensation Program—Short-Term Incentives” and following the table titled “Grants of Plan-Based Awards for 2009.”
(3)

The amount shown in the “All Other Compensation” column includes contributions of $12,250 made by us to our defined contribution 401(k) plan on behalf of each named executive officer. Insurance premiums and tax reimbursements comprise the additional amounts in this column. Insurance premiums and tax reimbursements are each less than $10,000 for each named executive officer for the year ended

December 31, 2009. Effective in 2010, we will no longer provide any tax reimbursements to our named executive officers.

We do not currently have our own pension plan. However, Mr. Jones and Ms. Stuart will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on their service to us or Time Warner Cable on or prior to December 31, 1998.

Grants of Plan-Based Awards for 2009

The following table lists our grants and incentives during the year ended December 31, 2009 of plan-based awards, both equity and non-equity based, including AIP, to the executive officers named in the Summary Compensation Table. There is no assurance that the grant date fair value of stock and option awards will ever be realized or that any amount under the AIP will be paid out.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (i)	All Other Option Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Larissa L. Herda	1/28/2009	—	—	—	—	—	—	—	340,000	$7.99	$1,201,900
	1/28/2009	—	—	—	—	—	—	340,000	—	—	$2,716,600
	N/A	—	$1,487,500	$2,975,000	—	—	—	—	—	—	N/A

Mark A. Peters	1/28/2009	—	—	—	—	—	—	—	125,000	$7.99	$441,875
	1/28/2009	—	—	—	—	—	—	125,000	—	—	$998,750
	N/A	—	$297,716	$595,431	—	—	—	—	—	—	N/A

John T. Blount	1/28/2009	—	—	—	—	—	—	—	175,000	$7.99	$618,625
	1/28/2009	—	—	—	—	—	—	175,000	—	—	$1,398,250
	N/A	—	$492,660	$985,320	—	—	—	—	—	—	N/A

Paul B. Jones	1/28/2009	—	—	—	—	—	—	—	75,000	$7.99	$265,125
	1/28/2009	—	—	—	—	—	—	75,000	—	—	$599,250
	N/A	—	$246,137	$492,273	—	—	—	—	—	—	N/A

Jill R. Stuart	1/28/2009	—	—	—	—	—	—	—	30,000	$7.99	$106,050
	1/28/2009	—	—	—	—	—	—	30,000	—	—	$239,700
	N/A	—	$173,727	$347,454	—	—	—	—	—	—	N/A

Amounts in column (d) represent target awards under the AIP, our short-term incentive plan, which is intended to serve as an incentive for performance during each fiscal year. The target awards are equal to a specified percentage of base salary as in effect on December 31 of the year before payment is made. The target awards for each individual range from 75% to 175% of base salary for 2009. Target amounts are not guaranteed and there is no minimum or threshold amount. AIP awards of up to 200% of target could be paid for extraordinary performance, and amounts significantly below the target amount could be awarded for lesser performance. The amounts in column (e) represent 200% of the target amount. There is no strict formula for determining the extent to which AIP awards to named executives will be above or below the aggregate individual targets. The actual cash amount of the AIP payouts made in 2010 in respect of 2009 performance is the amount shown in the column titled “Non-Equity Incentive Plan Awards” in the Summary Compensation Table. Beginning with the 2010 AIP payouts for 2009 performance, our Compensation Committee and Board may determine that a portion of the AIP payouts for any year may be made in the form of our common stock, restricted stock or RSUs, at the Board’s discretion. For the 2010 AIP payouts in respect of 2009 performance, the Board determined to pay two-thirds of each named executive’s total award in cash and the balance in the form of restricted stock that vests over a four year period. These shares are not reflected in column (i) because they were not awarded in 2009, and will be reported in the Summary Compensation Table and Grant of Plan-Based Awards table for 2010. In future years, AIP payouts may be made entirely in cash or in a different combination of cash and equity. See “Compensation Discussion and Analysis–Components of the Executive Compensation Program-Short-Term Incentives” for a discussion of how the individual awards to the named executives in respect of 2009 performance were determined.

The Compensation Committee approved restricted stock and option grants in 2009 for the named executives as shown in columns (i) and (j) respectively. The restricted stock and options vest in 25% increments on each anniversary date of the grant date. The grant date fair value of the restricted stock was $7.99 per share, the closing price of our stock on the grant date.

Outstanding Equity Awards at December 31, 2009

The following table lists outstanding option and stock awards to the executive officers named in the Summary Compensation Table at 12/31/09.

	Option Awards						Stock Awards
Name	Option Grant	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Award Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
		Exercisable	Unexercisable
Larissa L. Herda	11/27/2000	70,000	—		$53.00	11/27/2010	1/25/2007	(3)	28,125	$482,344
	11/16/2001	440,000	—		$14.72	11/15/2011	1/28/2009	(4)	340,000	$5,831,000
	1/13/2005	100,000	—		$3.46	1/12/2012
	1/25/2007	75,000	75,000	(1)	$21.93	1/24/2014
	1/31/2008	125,000	375,000	(1)	$17.48	1/30/2015
	1/28/2009	—	340,000	(2)	$7.99	1/27/2019

Mark A. Peters	8/2/2000	18,000	—		$61.00	8/2/2010	1/25/2007	(3)	18,750	$321,563
	1/25/2007	50,000	50,000	(1)	$21.93	1/24/2014	1/28/2009	(4)	125,000	$2,143,750
	1/31/2008	62,500	187,500	(1)	$17.48	1/30/2015
	1/28/2009	—	125,000	(2)	$7.99	1/27/2019

John T. Blount	11/27/2000	40,000	—		$53.00	11/27/2010	1/25/2007	(3)	18,750	$321,563
	11/16/2001	118,950	—		$14.72	11/15/2011	1/28/2009	(4)	175,000	$3,001,250
	1/13/2005	33,750	—		$3.46	1/12/2012
	7/1/2005	75,000	—		$6.22	6/30/2012
	1/25/2007	50,000	50,000	(1)	$21.93	1/24/2014
	1/31/2008	87,500	262,500	(1)	$17.48	1/30/2015
	1/28/2009	—	175,000	(2)	$7.99	1/27/2019

Paul B. Jones	11/27/2000	25,000	—		$53.00	11/27/2010	1/25/2007	(3)	7,500	$128,625
	11/10/2003	3,000	—		$10.16	11/9/2010	1/28/2009	(4)	75,000	$1,286,250
	1/13/2005	22,500	—		$3.46	1/12/2012
	1/25/2007	20,000	20,000	(1)	$21.93	1/24/2014
	1/31/2008	31,250	93,750	(1)	$17.48	1/30/2015
	1/28/2009	—	75,000	(2)	$7.99	1/27/2019

Jill R. Stuart	8/2/2000	18,000	—		$61.00	8/2/2010	1/25/2007	(3)	7,500	$128,625
	11/16/2001	8,000	—		$14.72	11/15/2011	1/28/2009	(4)	30,000	$514,500
	1/25/2007	20,000	20,000	(1)	$21.93	1/24/2014
	1/31/2008	31,250	93,750	(1)	$17.48	1/30/2015
	1/28/2009	—	30,000	(2)	$7.99	1/27/2019

(1)	Options vest in 25% increments on each anniversary of the grant date and have a seven year term.
(2)	Options vest in 25% increments on each anniversary of the grant date and have a ten year term.
(3)	Represents service-based RSUs that were granted in 2007 under the Amended and Restated 2000 Employee Stock Plan that vest at a rate of 25% per year on December 31 of each of the four years following the year in which the grant was made if the named executive is an active full-time employee of ours on the vesting dates.
(4)	Represents service-based restricted stock awards that were granted in 2009 under the Amended and Restated 2000 Employee Stock Plan that vest at a rate of 25% per year on the anniversary of the grant date of each of the four years following the year in which the grant was made if the named executive is an active full-time employee of ours on the vesting dates.

Option Exercises and Stock Vested During 2009

The table below discloses certain information regarding options that were exercised and stock awards that vested during 2009, for the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Larissa L. Herda	—		$138,000	$2,056,526

Mark A. Peters	24,844	$327,491	79,500	$1,155,518

John T. Blount	—	$—	92,000	$1,371,018

Paul B. Jones	—	$—	36,800	$548,407

Jill R. Stuart	20,000	$186,910	29,300	$419,107

(1)	The amount shown is the difference between the market price of the underlying shares of our common stock at exercise and the exercise price of the options.
(2)	Amount shown is the aggregate market value on the vesting date of the shares issued upon vesting of restricted stock awards. These amounts include the following shares that we withheld to satisfy the employee’s minimum tax withholding obligations that arose upon vesting of stock awards:

	Stock Awards
Name	Number of Shares	Value
Larissa L. Herda	53,464	$819,020

Mark A. Peters	30,941	$490,926

John T. Blount	35,991	$548,780

Paul B. Jones	12,016	$175,072

Jill R. Stuart	9,684	$134,868

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements and Change of Control Agreements with each of the named executive officers described below.

Agreements With Named Executives

Ms. Herda entered into an employment agreement and a Change of Control Agreement with us effective November 4, 2009. Messrs. Peters and Jones and Ms. Stuart entered into employment agreements and change of control employment agreements with us effective September 28, 2007. Mr. Blount entered into an employment agreement and Change of Control Agreement with us effective October 29, 2008. Messrs. Peters, Blount and Jones entered into amended Change of Control Agreements with us effective November 4, 2009 that eliminated modified single trigger provisions in those agreements. As a result, none of our named executives have single trigger or modified single trigger provisions in their Change of Control Agreements. These agreements superseded prior employment agreements with those executives that covered both pre-and post-change of control scenarios.

Employment Agreements

The employment agreements with the named executives have the following terms:

Executive	Agreement Initial Term	End Date	Minimum Annual Salary	AIP Target (% of Base Salary)
Larissa L. Herda	3 years	November 4, 2012	$867,000	175%
Mark A. Peters	3 years	September 28, 2010	$408,000	100%
John T. Blount	3 years	October 29, 2011	$503,000	100%
Paul B. Jones	3 years	September 28, 2010	$336,000	75%
Jill R. Stuart (1)	18 months	March 29, 2011	$237,000	75%

(1)	Ms. Stuart’s employment agreement has automatically renewed each year since its initial term.

The employment agreements automatically renew after their initial terms as shown above for successive one year terms, except for Ms. Herda’s agreement, which automatically renews for two years, unless the named executive officer or we give non-renewal notification at least 60 days prior to the end of the term or renewal term. The actual AIP amount paid to each named executive may range from 0% to 200% of the target amount shown above depending on our and the executive’s performance. The table reflects the minimum annual base salaries of the named executive officers under the terms of their employment agreements for 2010, which are their 2010 base salaries.

Termination With and Without Cause. If we terminate Ms. Herda’s employment other than for cause, as defined in the employment agreement, she is entitled to a lump sum severance payment, contingent upon releasing us of all claims, equal to 2.99 times her then current base salary and target AIP amount, plus a lump sum amount of $42,900 in lieu of reimbursement of premiums for health care continuation coverage, and outplacement services capped at $75,000. If we terminate any other named executive’s employment other than for cause, as defined in the employment agreements, the executive is entitled to a lump sum severance payment, contingent upon releasing us of all claims, equal to 1.5 times, in the case of Messrs. Peters, Blount and Jones, and one time, in the case of Ms. Stuart, their then current base salary and target AIP amount, plus an amount equal to 18 months of premiums for health care continuation coverage (less the amount the executive would have contributed to premiums under our health care plan for active employees). In such case, the named executive is bound by non-competition and non-solicitation covenants for 18 months (or 12 months for Ms. Stuart). If we terminate the named executive’s employment for cause, he or she will only receive earned and unpaid base salary accrued through the date of termination. All of the employment agreements contain a narrow definition of cause, consisting of such events as conviction of a felony, fraud and willful and reckless behavior that is materially injurious to the Company.

Termination for Disability or Death. We may terminate the named executive for a disability if the executive is absent from his or her duties with us for 180 consecutive days or any 180 days within any 12 month period. If we do so, we must pay the executive a lump sum equal to 75% of his or her base salary and target AIP amount for 18 months for Ms. Herda and Messrs. Peters, Blount and Jones and one year for Ms. Stuart, less, in the case of Messrs. Peters, Blount and Jones and Ms. Stuart, any disability benefits payable to the executive under any plan that covers him or her.

If the named executive dies during the term of his or her employment agreement, his or her estate or beneficiaries would receive a payment equal to the executive’s base salary for 30 days following the date of death and an amount equal to his or her target AIP amount prorated to the date of death, in addition to any other benefits payable to his or her beneficiaries or estate under the provision of any of our benefit plans.

Change of Control Employment Agreements

The Change of Control Agreements with Messrs. Peters, Blount and Jones and Mses. Herda and Stuart become effective when a Change of Control, as defined in the agreements, occurs and supersede the respective employment agreements with those executives. The agreements for Ms. Herda and Messrs. Peters, Blount and Jones become effective if a Change of Control occurs during the 3 year period, and for Ms. Stuart, during the 18 month period, from the dates of the agreements (the “Change of Control Period”). The Change of Control Period for Ms. Herda automatically renews for successive two year periods, and the Change of Control Periods for the other executives automatically renew for successive one year periods, unless we notify the named executive of non-renewal at least 60 days in advance of the initial or renewal term. The agreements provide for the named executive to be employed by us or our successor for a new term beginning with the Change of Control and continuing for 18 months in positions commensurate with those held by them prior to the Change of Control at a base salary equal to no less than 12 times the highest monthly salary during the prior 12 month period. The named executives also would be entitled to annual cash bonuses at least equal to their target AIP amount for each fiscal year ending during their employment term. The Change of Control Agreements also include protections for the executive against adverse changes in their short-term incentive opportunities and other benefits. If a Change of Control occurs and within 18 months thereafter (1) the named executive is terminated by us or our successor without Cause, as defined in the agreements, or (2) the named executive terminates his or her employment for Good Reason, as defined in the agreements, the named executive is entitled to

(i)	a lump sum severance payment equal to 2.99 times for Ms. Herda, 2.5 times for Mr. Blount and 2 times for the other named executives base salary and target AIP amount,

(ii)	a prorated target AIP amount for the year in which the Change of Control occurs,

(iii)	certain payments for health care continuation coverage, and

(iv)	certain outplacement services.

The payment is subject to the six-month delay mandated by IRC Section 409A, if applicable.

Change	of Control, as used in the agreements, means that

(i)	an individual, entity or group becomes the beneficial owner of 25% or more of our outstanding common stock,

(ii)	the current members of our Board, or persons who were approved by a majority of the current members of the Board, cease to constitute a majority of the Board, or

(iii)	consummation of a merger, share exchange or sale of substantially all of our assets where we are not the surviving company or the events described in (i) or (ii) above occur.

Good Reason is defined under the Change of Control Agreements as:

•	the assignment to the executive of any substantial duties that are substantively inconsistent with his or her position, authority or responsibilities prior to the Change of Control,

•	a requirement to perform services at an office more than 35 miles from executive’s location prior to the Change of Control or at a location other than our principal offices,

•	a requirement to travel to a substantially greater degree,

•	our breach of any of the material compensation provisions of the agreement,

•	the failure of any successor company to assume obligations under the agreement, or

•	our purported termination of the agreement other than as permitted.

All of the Change of Control Agreements contain a narrow definition of Cause, consisting of such events as conviction of a felony, fraud and theft or willful violation of certain provisions of our Code of Conduct that is materially injurious to the Company.

Acceleration of Vesting of Equity Grants

If we or our successor terminates a named executive officer without cause within one year following the closing of a Change of Control transaction, the named executive’s options, restricted stock and RSUs granted prior to 2007 would immediately vest. Options and awards granted beginning in 2007 immediately vest in the event of a Change of Control without termination of employment. Similar acceleration of vesting provisions apply to all of our other employees who hold options, restricted stock or RSUs.

Projected Payouts Under Employment and Change of Control Agreements

The table below reflects projected payouts to the named executive officers under the employment and Change of Control Agreements for potential separation scenarios, assuming the separations occurred on December 31, 2009. “CoC” means Change of Control, as defined in the Change of Control Agreements. The payouts under both agreements would be the same under all potential separation scenarios shown below, except where “CoC” is indicated for a payout only under the Change of Control Agreements (see “Agreements with Named Executives—Change of Control Employment Agreements”).

Name	Payments/Benefits Upon Change of Control or Termination	Change of Control	Termination
			With Cause	Without Cause	Change of Control- Good Reason; Without Cause (4)	Death (5)	Disability (6)	Change of Control- Disability (6)
Larissa L. Herda	Cash Payment (1)	$—	—	$6,989,125	$6,989,125	$1,557,363	$2,629,688	$2,629,688
	Accelerated Vesting of Long-Term
	Equity Incentives (2):
	Stock Options	$3,114,400	—		$5,552,600	$5,552,600	$5,552,600	$5,552,600
	Restricted Stock Awards/Units	$6,313,344	—		$6,313,344	$6,313,344	$6,313,344	$6,313,344
	Benefits/Outplacement Services (3)	$—	—	$117,900	$117,900	$5,000,000	$—	$—
	TOTAL:	$9,427,744	—	$7,107,025	$18,972,969	$18,423,307	$14,495,632	$14,495,632

Mark A. Peters	Cash Payment (1)	$—	—	$1,042,004	$1,389,339	$330,342	$781,503	$781,503
	Accelerated Vesting of Long-Term
	Equity Incentives (2):
	Stock Options	$1,145,000	—	$—	$1,145,000	$1,145,000	$1,145,000	$1,145,000
	Restricted Stock Awards/Units	$2,465,313	—	$—	$2,465,313	$2,465,313	$2,465,313	$2,465,313
	Benefits/Outplacement Services (3)	$—	—	$40,171	$40,171	$1,000,000	$—	$—
	TOTAL:	$3,610,313	—	$1,082,175	$5,039,823	$4,940,655	$4,391,816	$4,391,816

John T. Blount	Cash Payment (1)	$—	—	$1,477,980	$2,463,300	$533,153	$1,108,485	$1,108,485
	Accelerated Vesting of Long-Term
	Equity Incentives (2):
	Stock Options	$1,603,000	—	$—	$3,173,836	$3,173,836	$3,173,836	$3,173,836
	Restricted Stock Awards/Units	$3,322,813	—	$—	$3,322,813	$3,322,813	$3,322,813	$3,322,813
	Benefits/Outplacement Services (3)	$—	—	$40,175	$40,175	$1,000,000	$—	$—
	TOTAL:	$4,925,813	—	$1,518,155	$9,000,124	$8,029,802	$7,605,134	$7,605,134

Paul B. Jones	Cash Payment (1)	$—	—	$861,478	$1,148,637	$273,110	$646,108	$646,108
	Accelerated Vesting of Long-Term
	Equity Incentives (2):
	Stock Options	$687,000	—	$—	$1,015,995	$1,015,995	$1,015,995	$1,015,995
	Restricted Stock Awards/Units	$1,414,875	—	$—	$1,414,875	$1,414,875	$1,414,875	$1,414,875
	Benefits/Outplacement Services (3)	$—	—	$40,175	$40,175	$1,000,000	$—	$—
	TOTAL:	$2,101,875	—	$901,653	$3,619,682	$3,703,980	$3,076,978	$3,076,978

Jill R. Stuart	Cash Payment (1)	$—	—	$405,363	$810,726	$192,766	$304,022	$456,033
	Accelerated Vesting of Long-Term
	Equity Incentives (2):
	Stock Options	$274,800	—	$—	$294,240	$294,240	$294,240	$294,240
	Restricted Stock Awards/Units	$643,125	—	$—	$643,125	$643,125	$643,125	$643,125
	Benefits/Outplacement Services (3)	$—	—	$40,175	$40,175	$1,000,000	$—	$—
	TOTAL:	$917,925	—	$445,538	$1,788,266	$2,130,131	$1,241,387	$1,393,398

The amounts shown in the table above do not include accrued salary, bonus, and vacation pay as of the date of termination and other payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination.

(1)	Amounts are based on the named executive’s base salary and target AIP payout for 2009 because the termination is assumed to have occurred on December 31, 2009, the last day of the performance period for AIP purposes.
(2)	If we or our successor terminates a named executive officer without cause within one year after a Change of Control as described above under “Acceleration of Vesting of Equity Grants,” the named executive’s options, restricted stock and RSUs granted prior to 2007 would immediately vest. Options and awards granted beginning in 2007 immediately vest in the event of a Change of Control without termination of employment. These terms are provided on a non-discriminatory basis to salaried employees.
(3)	Represents payments for health benefits and outplacement services and, in the event of death, life insurance. The life insurance policies are individually owned policies and the named executive officers receive additional compensation in the amount of the premiums, grossed up for reimbursement of taxes. As of April 2010, we discontinued the tax gross up reimbursements.
(4)

Represents amounts payable if a Change of Control occurs and within 18 months thereafter we or our successor terminates the named executive without Cause, as defined in the Change of Control Agreements, or the named executive terminates his or her employment for Good Reason as defined in the Change of Control employment agreements (see “Agreements with Named Executives-Change of Control Employment Agreements”).
(5)	Amounts shown for cash payment upon death represent a payment equal to the named executive’s base salary for 30 days following the date of death and an amount equal to his or her target bonus prorated to the date of death.
(6)	Amounts shown in the table above represent disability lump sum payments provided for under the named executive officer’s employment agreement and, except in the case of Ms. Herda, would be reduced by amounts received from workers’ compensation, social security and disability insurance policies maintained by us. In addition to the lump sum payment provided for in the named executive officer’s employment agreement, the named executive officers would receive benefits under our group disability plan and a supplemental disability insurance plan. The benefits under the group plan and the supplemental plan are not available to all employees on a non-discriminatory basis. The supplemental disability insurance policies are individually owned policies, and the named executive officers receive additional compensation in the amount of the premiums grossed up for reimbursement of taxes. As of April 2010, we have discontinued the tax gross up reimbursements. The benefits under the group plan and supplemental plan are monthly payments in the amount of a percentage of the named executive officers’ salaries. These monthly payments would begin after a period of time where the lump sum payment was equivalent to the salary the named executive officer would have received under his or her employment agreement had such named executive officer not been terminated. Assuming a termination for disability at December 31, 2009, and a retirement age of 66, the sum of the monthly payments that the named executive officers would receive under the group and supplemental disability plans would be as follows:

Larissa L. Herda	$7,590,234

Mark A. Peters	$4,475,036

John T. Blount	$4,711,061

Paul B. Jones	$253,828

Jill R. Stuart	$1,682,980

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed pursuant to Section 16(a) by those reporting persons during 2009 were timely filed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2009, including our 1998 Stock Option Plan, as amended, our Amended and Restated 2000 Employee Stock Plan and our 2004 Qualified Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Plan Category
Equity compensation plans approved by security holders	13,331,048	(2)	$22.61	16,097,317
Equity compensation plans not approved by security holders	—		$—	—

Total	13,331,048		$22.61	16,097,317	(1)

(1)	As of February 28, 2010, 13,365,365 shares of our common stock remained available for issuance under our Amended and Restated 2000 Employee Stock Plan.
(2)	Represents 11,034,735 unexercised options and 2,296,313 RSUs and shares of restricted stock that were unvested as of December 31, 2009.

tw telecom 1998 Stock Option Plan

The tw telecom 1998 Stock Option Plan, as amended (the “1998 Plan”), provides for the granting of non-qualified stock options to officers and eligible employees under terms and conditions set by our Compensation Committee. Generally, the outstanding options vest over periods of up to four years and expire seven to ten years from the date of issuance. As of December 31, 2009, approximately 2.2 million shares of common stock were reserved for issuance upon exercise of outstanding options. The 1998 Plan expired on August 5, 2008, and no additional shares may be granted under the 1998 Plan after such expiration.

tw telecom Amended and Restated 2000 Employee Stock Plan

The tw telecom Amended and Restated 2000 Employee Stock Plan (the “2000 Plan”), provides for both qualified and non-qualified stock options, stock awards, including RSUs and other performance contingent awards and stock appreciation rights to be issued to directors, officers, and eligible employees under terms and conditions to be set by our Compensation Committee. Generally,

the outstanding options issued to employees and officers vest over periods of up to four years and expire either seven or ten years from the date of issuance. In June 2003 and June 2009, the stockholders approved amendments to the 2000 Plan to authorize an additional 12.5 million and 14.5 million shares, respectively, of common stock that may be issued upon exercise of options or other equity awards. As of December 31, 2009, approximately 10.0 million shares of common stock were reserved for issuance upon exercise of outstanding options and vesting of stock awards and approximately 15.5 million shares of common stock were available for grant under the 2000 Plan.

tw telecom 2004 Qualified Stock Purchase Plan

Effective October 1, 2004, we adopted the tw telecom 2004 Qualified Stock Purchase Plan (the “2004 Purchase Plan”). We have not offered shares for purchase under the 2004 Purchase Plan since 2008, but may do so in the future. When shares are offered under the 2004 Purchase Plan, employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of our common stock at a 15% discount to fair market value. Stock purchases may occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. Purchase offerings were conducted each April 1 and October 1, beginning October 1, 2004 until March 31, 2008. We were initially authorized to issue a total of 600,000 shares of common stock to participants in the 2004 Purchase Plan. In September 2007, the 2004 Purchase Plan was amended to authorize the issuance of an additional 600,000 shares under the 2004 Purchase Plan. As of December 31, 2009, 599,786 shares had been issued under the 2004 Purchase Plan and none of the additional 600,000 shares have been issued under the amended 2004 Stock Purchase Plan. Our stockholders approved the 2004 Purchase Plan and the September 2007 amendment to the 2004 Purchase Plan.

tw telecom SHARE OWNERSHIP

The following table lists the ownership of shares of our common stock by our directors and the executive officers named in the Summary Compensation Table, all directors and executive officers as a group, and persons known to us as beneficial owners of more than 5% of our common stock as of February 28, 2010, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. This table assumes 151,442,796 shares of common stock outstanding as of February 28, 2010, without regard to outstanding options, warrants, or convertible securities. Each director’s and executive officer’s address is c/o tw telecom inc., 10475 Park Meadows Drive, Littleton, Colorado 80124.

	No. of Shares (1)	Percent of Class	Percent of Equity	% of Voting Power
Five Percent Stockholders:

Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund (2)	24,341,622	16.1%	16.1%	16.1%

Columbia Wanger Asset Management, L.P. (3)	14,890,000	9.8%	9.8%	9.8%

FMR LLC and Edward C. Johnson, III (4)	12,241,276	8.1%	8.1%	8.1%

Citadel Investment Group as a group (5)	8,410,420	5.4%	5.4%	5.4%

Capital Research Global Investors (6)	8,251,207	5.4%	5.4%	5.4%

BlackRock, Inc. (7)	8,122,849	5.4%	5.4%	5.4%

Directors and Executive Officers:

Larissa L. Herda (8)	2,016,361	1.3%	1.3%	1.3%

Gregory J. Attorri	131,409	*	*	*

Spencer B. Hays	127,358	*	*	*

Kevin W. Mooney	143,633	*	*	*

Kirby G. Pickle	127,348	*	*	*

Roscoe C. Young, II	62,167	*	*	*

Mark A. Peters	589,082	*	*	*

John T. Blount	1,020,338	*	*	*

Paul B. Jones	343,084	*	*	*

Jill R. Stuart	208,659	*	*	*

All directors and executive officers as group (10 persons)	4,769,439	3.1%	3.1%	3.1%

*	Represents less than 1%

(1)

We have one class of outstanding common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of common stock issuable upon exercise of options exercisable within 60 days of February 28, 2010, as follows: Ms. Herda—1,057,500 shares; Mr. Attorri—89,833 shares; Mr. Hays—82,333 shares; Mr. Mooney—97,333 shares; Mr. Pickle—84,498 shares; Mr. Young—25,500 shares; Mr. Peters—249,250 shares; Mr. Blount—527,700 shares; Mr. Jones—136,250 shares; Ms. Stuart—126,000 shares; and all directors and executive officers as a group—2,476,197 shares, and (ii) shares of restricted stock that are unvested as of February 28, 2010, and will not vest within 60 days thereafter but have voting rights, as follows: Ms. Herda—595,000 shares; Messrs. Attorri, Hays, Mooney, Pickle, and Young—26,667 shares each; Mr. Peters—238,750 shares; Mr. Blount—316,250 shares; Mr. Jones—134,250 shares; Ms. Stuart—70,500 shares; and all directors and executive officers as a group—1,488,085 shares.
(2)	Based on Schedule 13G/A as of December 31, 2009, Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund reported shared voting and dispositive power of 14,732,670 shares. Southeastern Asset Management, Inc. reported sole dispositive power of the remaining 9,608,952 shares and sole voting power of 7,050,597 of these remaining shares. The business address of Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund is 6410 Poplar Ave., Ste. 900, Memphis, TN 38119.
(3)	Based on Schedule 13G/A as of December 31, 2009, Columbia Wanger Asset Management, L.P. reported sole voting power of 14,172,300 shares and sole dispositive power of 14,890,000 shares. The business address of Columbia Wanger Asset Management, L.P. is 227 W Monroe Street, Ste. 3000, Chicago, IL 60606.
(4)	Based on Schedule 13G/A as of December 31, 2009, both FMR LLC and Edward C. Johnson, III have sole dispositive power of 12,241,276 shares, but FMR LLC reported sole voting power of 256,560 shares. Beneficially owned shares include 622,086 shares of common stock resulting from the assumed conversion of $11,596,000 principal amount of our 2.375% Convertible Senior Debentures due 2026. The business address of FMR LLC and Edward C. Johnson, III is 82 Devonshire Street, Boston, MA 02109.
(5)	Based on Schedule 13G/A as of December 31, 2009, the following entities reported shared voting and dispositive power as the members of a group: Citadel Advisors LLC—8,385,160 shares, Citadel Holdings II LP—8,385,160 shares, Citadel Investment Group II, L.L.C.—8,410,420 shares, and Kenneth Griffin—8,410,420 shares. Of these shares, 5,565,996 shares result from the assumed conversion of units of our 2.375% Convertible Senior Debentures due 2026. The business address for each of these entities is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.
(6)	Based on Schedule 13G as of December 31, 2009, Capital Research Global Investors reported that the number of shares beneficially owned included 606,207 shares of common stock resulting from the assumed conversion of $11,300,000 principal amount of our 2.375% Convertible Senior Debentures due 2026. The business address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.
(7)	Based on Schedule 13G as of December 31, 2009. The business address of BlackRock, Inc. is 40 East 52nd Street, NY, NY 10022.
(8)	Ms. Herda’s beneficial ownership includes 363,861 shares held directly and excludes 728,500 options and 28,125 restricted stock units that are not scheduled to vest within 60 days of February 28, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

We have a written policy governing transactions with related parties that applies to all transactions that are required to be disclosed as related person transactions under Item 404 of Regulation S-K, including purchases, sales, leases and financial transactions. All such transactions must be approved in advance by a member of the Audit Committee, except for transactions that are pursuant to and in accordance with a master agreement that has already been approved. The policy provides a process for the identification and internal communication of the identity of related parties and for written submission of proposed transactions and all relevant information to the Audit Committee. The Audit Committee may delegate its approval authority to one of its members on a monthly or quarterly rotating basis. If a member of the Audit Committee has an interest in a transaction that is subject to review under this policy, that member will not participate in the review or approval process.

In reviewing transactions with related parties the Audit Committee considers:

•	The overall fairness of the transaction to us by considering whether the terms, conditions and pricing are no less favorable to us than those available from unrelated third parties,

•	The materiality of the transaction to us,

•	The role of the related party in arranging the transaction,

•	The selection process for the vendor (if a purchase transaction), and

•	Other factors such as benefit to us (such as special expertise, exceptional service, expedited time frames) from the transaction that may not be available from other unrelated third parties.

The Audit Committee will approve a transaction with a related party only if it determines that the transaction is beneficial to us and the terms are fair to us. The Audit Committee may in its sole discretion approve or deny any transaction with a related party or may condition approval of a transaction upon certain protective measures such as limiting the duration or magnitude of the transaction, assuring that the related party, if an individual, is not directly involved in the ongoing relationship between us and the contracting party or in any negotiations with us or requiring that we have the right to terminate the transaction upon notice without penalty.

Related Persons Transactions

We provide data and Internet, network and voice services to Fidelity Investments, an affiliate of FMR Corp. FMR Corp. reported beneficial ownership of 8.1% of our common stock as of December 31, 2009. Total revenue from Fidelity Investments for the year ended December 31, 2009 was approximately $455,000. The sales to Fidelity were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data and Internet services to Barclays Global Investors, NA, an affiliate of BlackRock, Inc., which, together with various affiliates, reported beneficial ownership of 5.4 % of our common stock as of December 31, 2009. Total 2009 revenue from Barclays Global Investors was approximately $747,000. The sales to Barclays Global Investors were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data, Internet, network and voice services to Southeastern Asset Management, Inc., which reported beneficial ownership of 16.2% of our common stock as of December 31, 2009 (9.8% of which was shared with Longleaf Partners Small-Cap Fund). Total 2009 revenue from Southeastern Asset Management was approximately $126,000. Sales to Southern Asset Management were made on an arm’s length basis using our standard terms, conditions and pricing.

The transactions described above with Fidelity Investments were reviewed and approved by our Audit Committee in accordance with the process described under “Review and Approval of Transactions with Related Persons.” The other two transactions were not reviewed in advance by the Audit Committee because the sales were made prior to the time that we were advised that the customers acquired beneficial ownership of 5% or more of our common stock.

Proxy Solicitation

We will reimburse banks, brokers, custodians, nominees, and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Submission of Stockholder Proposals

If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2011 annual meeting, you must submit your proposals to our Corporate Secretary at our principal executive office no later than December 29, 2010. Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to us (containing certain information specified in our bylaws) has been received at least 90 but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. Accordingly, for a matter that a stockholder wishes to propose for consideration at our 2011 annual meeting to be properly considered at the meeting, we must receive notice of the matter, in the form and including the content specified in our bylaws, no earlier than February 3, 2011 and no later than March 5, 2011, unless we hold the meeting more than 30 days earlier or 60 days later than June 4, 2011. If we hold the 2011 annual meeting more than 30 days earlier or 60 days later than June 3, 2011, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 90 days prior to the annual meeting date or the tenth day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Other Business

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Annual Report to Stockholders and Form 10-K

Our Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2009 (which is not part of our proxy soliciting materials) is being mailed to our stockholders with this Proxy Statement. This Proxy Statement and our Annual Report to Stockholders is also available at http://www.twtelecom.com/proxy. If you share an address with another stockholder, you may only receive one set of proxy materials, including the Annual Report, Form 10-K and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, you may write to us at the address shown below or call us at (303) 542-6894. A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is also available at www.twtelecom.com/investors/investors.html and will be provided without charge to stockholders who write to our Investor Relations Department at: tw telecom inc., 10475 Park Meadows Drive, Littleton, CO 80124.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Executive Vice President, General Counsel and
Regulatory Policy and Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

tw telecom inc.

ANNUAL MEETING OF STOCKHOLDERS

June 3, 2010

9:00 a.m. MDT

Denver Marriott South

10345 Park Meadows Drive

Littleton, Colorado 80124

10475 Park Meadows Drive, Littleton, Colorado 80124	proxy

The Board of Directors solicits this proxy for use at the Annual Meeting on June 3, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Item 3.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 3, 2010. This proxy statement and our 2009 annual report to security holders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software to identify visitors to the site.

(to be signed and dated on the other side)

See reverse for voting instructions.

VOTING INSTRUCTIONS

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 2, 2010.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/twtc/ – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 2, 2010.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to tw telecom inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

ò Please detach here ñ

The Board of Directors Recommends a Vote FOR Items 1 and 2 below.

1. Election of Directors:

01	Gregory J. Attorri	04	Kevin W. Mooney
				☐	Vote FOR all nominees	☐	Vote WITHHELD from
02	Spencer B. Hays	05	Kirby G. Pickle		(except as marked)		all nominees

03	Larissa L. Herda	06	Roscoe C. Young, II

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of Ernst & Young LLP to serve as independent registered public accounting firm for 2010;	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST item 3 below

3. A stockholder proposal regarding an advisory vote on compensation.	☐	For	☐	Against	☐	Abstain

4. In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” Items 1 AND 2 AND “AGAINST” Item 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.